Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

DOT HILL SYSTEMS CORPORATION,

a Delaware corporation;

TELLURIDE ACQUISITION SUB, INC.,

a Delaware corporation;

CLOVERLEAF COMMUNICATIONS INC.,

a Delaware corporation;

CLOVERLEAF COMMUNICATIONS

(ISRAEL) LTD.,

an Israeli company;

CLOVERLEAF COMMUNICATIONS

CORPORATION (BVI),

a British Virgin Islands company;

and

E. SHALEV MANAGEMENT 2000 (1999) LTD.

as the Stockholders’ Representative

Dated as of January 4, 2010

i.

(CONTINUED)

ii.

(CONTINUED)

iii.

(CONTINUED)

iv.

(CONTINUED)

		PAGE

10.9	Counterparts	69

10.10	Governing Law	69

10.11	Successors and Assigns	69

10.12	Remedies Cumulative; Specific Performance	69

10.13	Waiver	69

10.14	Amendments	70

10.15	Severability	70

10.16	Parties in Interest	70

10.17	Entire Agreement	70

10.18	Construction	70

v.

AGREEMENT AND PLAN

OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (“Agreement”) is made and entered into as of January 4, 2010 by and among: DOT HILL SYSTEMS CORPORATION, a Delaware corporation (“Parent”); TELLURIDE ACQUISITION SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); CLOVERLEAF COMMUNICATIONS INC.,, a Delaware corporation (the “Company”); CLOVERLEAF COMMUNICATIONS (ISRAEL) LTD.,, an Israeli company and subsidiary of the Company (the “Israeli Subsidiary”); CLOVERLEAF COMMUNICATIONS CORPORATION (BVI), a British Virgin Islands company and subsidiary of the Company (the “BVI Subsidiary”); and E. SHALEV MANAGEMENT 2000 (1999) LTD. as the Stockholders’ Representative. Certain other capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger (the “Merger”) of Merger Sub into the Company in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

B. This Agreement has been approved and declared advisable by the respective boards of directors of Parent, Merger Sub and the Company and such respective boards of directors have determined that the Merger is in the best interests of the stockholders of their respective companies.

C. Concurrently with the execution and delivery of this Agreement by the parties hereto, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, each stockholder of the Company set forth on Exhibit B (each, a “Key Stockholder”) is executing and delivering to Parent a Voting Agreement, in the form attached hereto as Exhibit C.

D. Concurrently with the execution and delivery of this Agreement by the parties hereto, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, each employee of the Acquired Companies set forth on Exhibit D (each, a “Key Employee”) is executing and delivery to Parent an Employment Agreement in a form reasonably satisfactory to Parent and a Non-Competition Agreement in a form reasonably satisfactory to Parent.

1.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at Cooley Godward Kronish LLP, 4401 Eastgate Mall, San Diego, California, at the time and on a date to be mutually agreed to by Parent and the Company, which shall be no later than the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” Contemporaneously with or as promptly as practicable after the Closing, a properly executed certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time such Certificate of Merger is filed with the Secretary of State of the State of Delaware or such later time as may be agreed upon by each of the parties hereto and specified in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent and the Company prior to the Effective Time:

(a) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the directors and officers of Merger Sub immediately prior to the Effective Time.

(b) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Article I thereof shall be amended as follows: “The name of the Corporation is Cloverleaf Communications Inc.”; and

(c) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time.

2.

1.5 Conversion of Shares.

(a) Subject to Sections 1.5(b), 1.8, 1.9, 1.11 and 1.14 at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Company Stockholder:

(i) any shares of Company Capital Stock then held by the Company, the Israeli Subsidiary or the BVI Subsidiary (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) each share of the common stock, par value $0.001 of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation; and

(iii) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be an existing and issued share and shall be canceled and retired, and no consideration shall be delivered in exchange therefor;

(iv) each share of Company Series A1 Preferred Stock issued and outstanding immediately prior to the Effective Time shall cease to be an existing and issued share and shall be canceled and retired, and no consideration shall be delivered in exchange therefor;

(v) each share of Company Series B1 Preferred Stock issued and outstanding immediately prior to the Effective Time shall cease to be an existing and issued share and shall be canceled and retired, and no consideration shall be delivered in exchange therefor;

(vi) each share of Company Series C1 Preferred Stock issued and outstanding immediately prior to the Effective Time shall cease to be an existing and issued share and shall be canceled and retired, and no consideration shall be delivered in exchange therefor;

(vii) each share of Company Series D Preferred Stock issued and outstanding immediately prior to the Effective Time shall cease to be an existing and issued share and shall be canceled and retired, and no consideration shall be delivered in exchange therefor;

(viii) each share of Company Series D1 Preferred Stock issued and outstanding immediately prior to the Effective Time shall cease to be an existing and issued share and shall be canceled and retired, and no consideration shall be delivered in exchange therefor;

(ix) each share of Company Series E Preferred Stock issued and outstanding immediately prior to the Effective Time shall cease to be an existing and issued share and shall be canceled and retired, and no consideration shall be delivered in exchange therefor;

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(x) each share of Company Series F Preferred Stock issued and outstanding immediately prior to the Effective Time shall cease to be an existing and issued share and shall be canceled and retired, and no consideration shall be delivered in exchange therefor; and

(xi) except as provided in clause “(i)” above, each share of Company Series F1 Preferred Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall cease to be an existing and issued share and shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive, without interest: (1) an amount in cash equal to the Closing Stockholder Cash Consideration divided by the Closing Company Share Number plus (2) shares of Parent Common Stock equal to the Closing Stockholder Stock Consideration divided by the Closing Company Share Number.

(b) In the event that any holder of Eligible Company Securities has outstanding loans from the Acquired Companies as of the Effective Time, the consideration payable, pursuant to this Section 1.5, to such holder in respect of any Eligible Company Securities held by such holder of Eligible Company Securities as of immediately prior to the Effective Time shall be reduced by an amount equal to the sum of the outstanding principal plus accrued interest of such holder’s loans as of the Effective Time. Such loans shall be satisfied as to the amount by which the consideration is reduced pursuant to this 1.5(b). To the extent that any consideration otherwise payable to such holder is so reduced, such amount shall be treated for all purposes as having been paid to such holder.

1.6 Company Options and Company Warrants. All Company Options and Company Warrants that are outstanding immediately prior to the Effective Time and not exercised prior to the Effective Time will expire and become null and void as of the Effective Time. Prior to the Effective Time, and subject to the review and approval of Parent, the Company shall take all actions necessary to effect the transactions contemplated by this Section 1.6 under applicable law, the Company Warrants, the Company Option Plans and applicable Company Option agreements and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all notices required thereby and obtaining consents of the holders of the Company Options and Company Warrants to such treatment. The Acquired Companies shall take all necessary actions to terminate the Company Option Plans, effective as of the Effective Time.

1.7 Closing of the Company’s Transfer Books. At the Effective Time, holders of certificates representing shares of the Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company Capital Stock (a “Company Stock Certificate”) is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

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1.8 Exchange of Certificates.

(a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company acceptable to the Company to act as payment agent in the Merger (the “Payment Agent”). At the Closing, Parent shall deposit with the Payment Agent, cash in the amount of the Closing Stockholder Cash Consideration and shares of Parent Common Stock equal to the Closing Stockholder Stock Consideration. Any cash amount and shares so deposited with the Payment Agent is referred to as the “Payment Fund.”

(b) Promptly after the Effective Time, Payment Agent shall mail a letter of transmittal in customary form (a “Letter of Transmittal”) to each record holder (as of immediately prior to the Effective Time) of Eligible Company Securities, together with instructions for use in effecting the exchange of certificates representing such Eligible Company Securities, as applicable, (“Eligible Company Securities Documents”) for the applicable consideration payable pursuant to Section 1.5 with respect to such Eligible Company Securities. Upon the holder’s delivery to the Payment Agent, of an Eligible Company Securities Document (or an affidavit of loss as described below), together with a duly executed Letter of Transmittal and such other documents as the Payment Agent, may reasonably request, the Payment Agent shall promptly pay to such holder the amount such holder is entitled to receive at Closing pursuant to Section 1.5, and the Eligible Company Securities Document so surrendered shall forthwith be canceled. From and after the Effective Time, each Eligible Company Securities Document shall be deemed to represent only the right to receive the consideration payable pursuant to Section 1.5, as applicable, and the holder of each such Eligible Company Securities Document shall cease to have any rights with respect to the Eligible Company Securities formerly represented thereby. Holders of Eligible Company Securities that shall have delivered to the Payment Agent an Eligible Company Securities Document (or an affidavit of loss as described below), together with a duly executed Letter of Transmittal and such other documents as the Payment Agent, may reasonably request, at least three business days prior to Closing, shall be entitled to receive at Closing payments pursuant to Section 1.5, and the Eligible Company Securities Document so surrendered shall forthwith be canceled. No certificates representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Eligible Company Securities Documents and such fractional share shall not entitle the record or beneficial owner thereof to vote or to any other rights as a stockholder of Parent. In lieu of receiving any such fractional share (after taking into account all Eligible Company Securities Documents delivered by such stockholder), the stockholder shall receive cash (without interest) in an amount rounded to the nearest whole cent, determined by multiplying (i) the Share Price by (ii) the fractional share to which such stockholder would otherwise be entitled. Parent shall make available to the Payment Agent the cash necessary for this purpose.

(c) Parent, the Surviving Corporation and, if applicable, the Payment Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of Eligible Company Securities pursuant to Section 1.5 or any other section of this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code, the Israeli Income Tax Ordinance, as amended (the “IITO”), or under any Tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. To the extent that such amounts are required to be deducted or withheld by Parent, Surviving Corporation and, if applicable, the Payment Agent, such Person shall withhold such amounts from the Closing Stockholder Cash Consideration rather than the Closing Stockholder Stock Consideration. In the event such amounts required

5.

to be deducted or withheld by Parent, Surviving Corporation and, if applicable, the Payment Agent exceed the Closing Stockholder Cash Consideration, such Person is authorized to sell or otherwise dispose of, on behalf of such holder or former holder of Eligible Company Securities, the portion of the Closing Stockholder Stock Consideration otherwise deliverable to such holder or former holder of Eligible Company Securities, to enable Parent, Surviving Corporation and, if applicable, the Payment Agent to comply with such deduction or withholding requirement. Parent, Surviving Corporation and, if applicable, the Payment Agent shall notify the relevant holder or former holder of Eligible Company Securities that such sale and withholding or deduction was made and remit to such holder or former holder of Eligible Company Securities any balance of the proceeds of such sale not applied to the payment of taxes less any costs or expenses incurred by Parent, Surviving Corporation and, if applicable, the Payment Agent in connection with such sale.

(d) If applicable, any portion of the Payment Fund that remains undistributed by the Payment Agent to holders of Eligible Company Securities as of the date 180 days after the Closing Date shall be delivered to Parent upon demand, and any holders of Eligible Company Securities Documents who have not theretofore surrendered their Eligible Company Securities Documents in accordance with this Section 1.8 shall thereafter look only to Parent for satisfaction of their claims for the consideration payable pursuant to Section 1.5.

(e) If payment of consideration in respect of shares of Eligible Company Securities converted pursuant to Section 1.5 is to be made to a Person other than the Person in whose name a surrendered Eligible Company Securities Document is registered, it shall be a condition to such payment that the Eligible Company Securities Document so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Company Stock Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not payable.

(f) As of the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of Eligible Company Securities thereafter on the records of the Company. If, after the Effective Time, Eligible Company Securities Documents are presented to Parent, the Surviving Corporation or, if applicable, the Payment Agent, they shall be canceled and exchanged as provided in this Section 1.8. No interest shall accrue or be paid on any consideration payable upon the surrender of an Eligible Company Securities Document.

(g) In the event any Eligible Company Securities Document shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any consideration payable pursuant to Section 1.5, as applicable, with respect to the Eligible Company Securities previously represented by such Eligible Company Securities Document, require the Person claiming such Eligible Company Securities Document to be lost, stolen or destroyed to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against it, the Surviving Corporation or the Payment Agent with respect to such Eligible Company Securities Document.

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(h) Notwithstanding anything in this Agreement to the contrary, neither Parent nor the Surviving Corporation shall be liable to any holder of an Eligible Company Securities Document or to any other Person for any amount paid to a public official pursuant to applicable abandoned property laws, escheat law or similar Legal Requirement. Any amounts remaining unclaimed by holders of Eligible Company Securities Documents three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body) shall, to the extent permitted by applicable Legal Requirements, become the property of Parent.

1.9 Dissenting Shares.

(a) Notwithstanding any provisions of this Agreement to the contrary, shares of Company Capital Stock held by a holder who has made a demand for appraisal of such shares in accordance with Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive the consideration payable in accordance with Section 1.5(a), but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares (a “Dissenting Stockholder”). Parent shall be entitled to retain any such consideration not paid on account of such Dissenting Shares pending resolution of the claims of such holders, and the remaining holders of Company Capital Stock shall not be entitled to any portion thereof.

(b) Notwithstanding the provisions of Section 1.9(a), but subject to Section 1.11, if any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive the applicable consideration in accordance with Section 1.5(a), without interest thereon, upon surrender of the certificate or certificates representing such shares of Company Capital Stock or an affidavit of loss pursuant to Section 1.8(g).

(c) The Company shall give Parent: (i) prompt notice of: (A) any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of Company Capital Stock pursuant to Section 262 of the DGCL; (B) any withdrawal of any such demand; and (C) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) and provide Parent the opportunity to participate in all negotiations and proceedings with respect to such demands. The Acquired Companies shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication made by the Acquired Companies to any Company Stockholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Company Stockholder prior to the Company receiving Parent’s consent.

(d) If Parent, the Acquired Companies, or the Surviving Corporation make payments to holders of Dissenting Shares pursuant to this Section 1.9 and (i) the sum of (A) the aggregate amount of such payments plus (B) Parent’s, the Acquired Companies’ and the Surviving Corporation’s costs, fees and expenses (including but not limited to reasonable legal, appraisal and expert fees and expenses) in any manner relating to Dissenting Shares and/or Dissenting Stockholders, exceeds (ii) the Dissenting Shares Allocable Amount (such excess being “Excess Payments”), then such Excess Payments shall be considered Damages for

7.

purposes of this Agreement and Parent shall be entitled to an indemnity from the Escrow Fund for that amount. Parent agrees that (1) if a valid Israeli Tax Ruling with respect to withholding required in connection with the Merger is obtained from the Israel Income Tax Authorities (“ITA”), any withholding under the Israeli Code with respect to the transactions covered in such Israeli Tax Ruling will be made in accordance with such Israeli Tax Ruling; (2) no withholding or reduced withholding under the Israeli Code will be made from any consideration payable hereunder to a holder of Company Capital Stock to the extent that such holder has provided Parent or the Paying Agent with an appropriate and applicable (to the satisfaction of Parent) exemption or confirmation of no withholding or a reduced withholding rate (as applicable) issued by the ITA with respect to such holder of Company Capital Stock (a “Qualified Withholding Certificate”), prior to the time such payment of consideration is made; (3) in the absence of receipt of a Qualified Withholding Certificate, to the extent any Tax is withheld by Parent or the Acquired Company, as the case may be, in accordance with the provisions hereof and subject to the prior compliance by the relevant holder of Company Capital Stock with the conditions of the following sentence, then the party withholding such amount shall not remit same to the applicable Tax authorities earlier than one Business Day prior to the last date for such remittance is required under applicable Tax law with respect to a certain holder of Company Capital Stock, provided unless it is provided by said holder of Company Capital Stock, prior to such date, with a Qualified Withholding Certificate in respect of such payment, in which case Parent shall withhold in accordance with the provisions of the Qualified Withholding Certificate and any remaining amount shall be promptly released to Paying Agent for distribution to the relevant holder of Company Capital Stock. The party withholding such amount shall not defer payment to the applicable Tax authorities, unless provided with a cashier’s check on or prior to the date of the original payment in such amount as Parent deems adequate to cover for any deficiencies due to exchange rate fluctuations.

1.10 Reserved

1.11 Escrow.

(a) On the Closing Date, Parent shall deliver to the Escrow Agent, the Escrow Stock and the Escrow Cash (collectively, the “Escrow Fund”) which would otherwise be payable to the holders of Parent Common Stock pursuant to Section 1.5 and the Employee Payout Recipients. The Escrow Fund shall be held pursuant to the provisions of an escrow agreement substantially in the form of Exhibit E (the “Escrow Agreement”). The Escrow Fund shall be available to hold harmless, indemnify and defend each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise directly or indirectly become subject (regardless of whether or not such Damages relate to any third party claim) and which arise directly or indirectly from or as a result of, or are directly or indirectly connected with certain matters set forth in this Agreement. The aggregate amount withheld from the Aggregate Merger Consideration on behalf of each Indemnitor towards the Escrow Fund shall be proportionate to such Indemnitor’s percentage interest in the Escrow Fund as set forth on Exhibit A to the Escrow Agreement. Each Indemnitor shall be entitled to cash disbursements from cash remaining in the Escrow Fund and stock disbursements from shares of Parent Common Stock remaining in the Escrow Fund as, when and if such disbursements are required to be made pursuant to this Agreement and the Escrow Agreement, in each case based on such Indemnitor’s percentage interest in the Escrow Fund as set forth on Exhibit A to the

8.

Escrow Agreement. No fractional shares of Parent Common Stock or other securities shall be retained in or released from the Escrow Account pursuant to this Agreement. In connection with any release of Escrow Stock from the Escrow Account, Parent and the Escrow Agent shall be permitted to “round up” and “round down” to the nearest whole number in order to avoid retaining any fractional shares in the Escrow Account and in order to avoid releasing any fractional shares from the Escrow Account.

(b) The adoption of this Agreement by the Company Stockholders shall constitute approval of the Escrow Fund and of all of the arrangements relating thereto, including authorization of the Stockholders’ Representative to execute the Escrow Agreement on behalf of the Stockholders.

(c) Parent, the Surviving Corporation and, if applicable, the Escrow Agent shall be entitled to deduct and withhold from any payment from the Escrow Agreement to the Indemnitors such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code, the IITO, or under any Tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. To the extent that such amounts are required to be deducted or withheld by Parent, Surviving Corporation and, if applicable, the Escrow Agent, such Person shall withhold such amounts from the cash portion of the Escrow Fund rather than the stock portion of the Escrow Fund. In the event such amounts required to be deducted or withheld by Parent, Surviving Corporation and, if applicable, the Escrow Agent exceed the cash portion of the Escrow Fund, such Person is authorized to sell or otherwise dispose of, on behalf of such Indemnitor, the portion of the stock portion of the Escrow Fund otherwise deliverable to such Indemnitor, to enable Parent, Surviving Corporation and, if applicable, the Escrow Agent to comply with such deduction or withholding requirement. Parent, Surviving Corporation and, if applicable, the Escrow Agent shall notify the relevant Indemnitor that such sale and withholding or deduction was made and remit to such Indemnitor any balance of the proceeds of such sale not applied to the payment of taxes less any costs or expenses incurred by Parent, Surviving Corporation and, if applicable, the Escrow Agent in connection with such sale.

1.12 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. In furtherance of the foregoing, Parent may, upon notice to the Company, modify the structure of the Merger if Parent deems it advisable to do so, and the Acquired Companies shall promptly enter into any amendment to this Agreement necessary or desirable to effect such structure modification. Notwithstanding the foregoing, neither party makes any representation, warranty or covenant to any stockholder of the Company regarding the tax treatment of the Merger.

1.13 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

9.

1.14 Balance Sheet Adjustment.

(a) The Company shall provide Parent with an unaudited balance sheet of the Company (on a consolidated basis) as of December 31, 2009 (the “Company Proposed December 31 Balance Sheet”), at least five (5) Business Days before the Closing Date together with a schedule (the “Company Proposed December 31 Schedule”), which December 31 Schedule (i) shall set forth in reasonable detail the Company’s calculation of the Total Liabilities, Total Assets and the Total Assets Adjustment Amount as of December 31, 2009 (the “Company Proposed Total Assets Adjustment Amount”) resulting from the information set forth in the Company Proposed December 31 Balance Sheet and (ii) shall be prepared in good faith by the Company and in accordance with this Section 1.14 and the same accounting principles of the Company used in the preparation by the Company of the Unaudited Interim Balance Sheet (to the extent such principles are in accordance with GAAP). Following the delivery of the Company Proposed December 31 Balance Sheet to Parent, the Company shall provide Parent, at the request of Parent, with reasonable access during normal business hours to the books and records of the Acquired Companies as well as any relevant work papers of the Acquired Companies and their accountants generated in preparing the Company Proposed December 31 Balance Sheet and the Company Proposed December 31 Schedule as may reasonably be required for the review of the calculation of the Company Proposed Total Assets Adjustment Amount.

(b) As soon as practicable after the Closing Date, Parent shall prepare and deliver to the Stockholders’ Representative the audited consolidated balance sheet of the Company (on a consolidated basis) as of December 31, 2009 (the “Final December 31 Balance Sheet”) together with a schedule (the “Final December 31 Schedule”), which Final December 31 Schedule shall set forth in reasonable detail Parent’s calculation of the Total Liabilities, Total Assets and the Total Assets Adjustment Amount as of December 31, 2009 (the “Final Total Assets Adjustment Amount”) resulting from the information set forth in the Final December 31 Balance Sheet.

(c) In the event that the Final Total Assets Adjustment Amount is less than the Company Proposed Total Assets Adjustment Amount, Parent shall be entitled to indemnification for the amount by which the Final Total Assets Adjustment Amount is less than the Company Proposed Total Assets Adjustment Amount.

(d) In the event that the Final Total Assets Adjustment Amount is greater than the Company Proposed Total Assets Adjustment Amount, Parent shall distribute, or cause the Payment Agent to distribute, as set forth on Schedule 1.14(d), the amount by which the Final Total Assets Adjustment Amount is greater than the Company Proposed Total Assets Adjustment Amount to the Indemnitors in accordance with each Indemnitor’s percentage interest set forth on Schedule 1.14(d). No fractional shares of Parent Common Stock shall be paid to Indemnitors pursuant to this Section 1.14(d). With respect to Indemnitors that receive consideration pursuant to Section 1.5, fractional shares shall be treated as set forth in Section 1.8 and with respect to Indemnitors that are Employee Payout Recipients, fractional shares shall be treated as set forth in Section 4.12(b).

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SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANIES

The Acquired Companies jointly and severally represent and warrant, subject to such exceptions as are specifically disclosed in the Disclosure Schedule supplied by the Company to Parent and dated as of the date hereof, to and for the benefit of the Indemnitees, as follows:

2.1 Due Organization; No Subsidiaries; Etc.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Israeli Subsidiary is a corporation duly organized and validly existing under the laws of Israel. The BVI Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands. Each of the Acquired Companies has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Acquired Company Contracts.

(b) The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “CLOVERLEAF COMMUNICATIONS INC.” or “CLOVERLEAF”. The Israeli Subsidiary has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “CLOVERLEAF COMMUNICATIONS (ISRAEL) LTD.” or “CLOVERLEAF”. The BVI Subsidiary has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “CLOVERLEAF COMMUNICATIONS CORPORATION (BVI).”

(c) Each of the Acquired Companies is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1(c) of the Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on the Acquired Companies. Each of the Acquired Companies is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1(c) of the Disclosure Schedule.

(d) Part 2.1(d) of the Disclosure Schedule accurately sets forth (i) the names of the members of each of the Acquired Companies’ board of directors, (ii) the names of the members of each committee of each of the Acquired Companies’ board of directors, and (iii) the names and titles of each of the Acquired Companies’ officers.

(e) Except for the equity interests identified in Part 2.1(e) of the Disclosure Schedule, no Acquired Company owns any controlling interest in any Entity and, except for the equity interests identified in Part 2.1(e) of the Disclosure Schedule, no Acquired Company has ever owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company owns approximately 71.51% of the of the outstanding capital stock of the Israeli Subsidiary. The BVI Subsidiary owns approximately 28.49% of the of the outstanding capital stock of the Israeli Subsidiary. The Acquired Companies have not agreed and are not obligated to make any future investment in or capital contribution to any Entity. Except as set forth in

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Part 2.1(e) of the Disclosure Schedule, no Acquired Company has guaranteed or is responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity interest. Except as set forth in Part 2.1(e) of the Disclosure Schedule, the BVI Subsidiary does not own, and has never owned, any property or assets other than the shares of the Israeli Subsidiary and has never incurred any liabilities whatsoever other than in connection with the transactions contemplated by this Agreement. Except as set forth in Part 2.1(e) of the Disclosure Schedule, the BVI Subsidiary has never engaged in any business other than owning shares of the Israeli Subsidiary.

2.2 Charter and Organizational Documents; Records. The Company has delivered to Parent accurate and complete copies of: (1) the certificate of incorporation and bylaws of the Company, including all amendments thereto, the articles of association of the Israeli Subsidiary, including all amendments thereto and the articles of association and memorandum of association of the BVI Subsidiary, including all amendments thereto; (2) the stock records (including, if applicable, the register of members, register of directors and register of charges, if any, of the BVI Subsidiary) of the Acquired Companies; and (3) except as set forth in Part 2.2 of the Disclosure Schedule, the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders or members of the Acquired Companies, the board of directors of the Acquired Companies and all committees of the board of directors of the Acquired Companies. There have been no formal meetings or other proceedings of the stockholders or members of the Acquired Companies, the board of directors of the Acquired Companies or any committee of the board of directors of the Acquired Companies that are not fully reflected in such minutes or other records. There has not been any material violation of any of the provisions of any Acquired Company’s charter or organizational documents, and no Acquired Company has taken any action that is inconsistent in any material respect with any resolution adopted by each Acquired Company’s stockholders or members, the Acquired Company’s board of directors or any committee of the Acquired Company’s board of directors. The books of account, stock records, minute books and other corporate records of the Acquired Company, as delivered to Parent, are accurate, up-to-date and complete in all material respects.

2.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 170,000,000 shares of Common Stock, $0.001 par value (the “Company Common Stock”), of which 296,704 shares have been issued and are outstanding as of the date of this Agreement; (ii) 138,180,000 shares of Preferred Stock, $0.001 par value, 2,347 of which have been designated “Series A1 Convertible Preferred Stock,” of which 2,218 shares have been issued and are outstanding as of the date of this Agreement, 1,506 of which have been designated “Series B1 Convertible Preferred Stock,” of which 1,423 shares have been issued and are outstanding as of the date of this Agreement, 68,000 of which have been designated “Series C Convertible Preferred Stock,” of which 8,000 shares have been issued and are outstanding as of the date of this Agreement, 800,000 of which have been designated “Series C1 Convertible Preferred Stock,” none of which are issued and outstanding as of the date of this Agreement, 65,000,000 of which have been designated “Series D Convertible Preferred Stock,” of which 736,082 shares have been issued and are outstanding as of the date of this Agreement, 48,000,000 of which have been designated “Series D1 Convertible Preferred Stock,” of which 480,262 shares have been issued and are outstanding as of the date of this Agreement, 9,308,147 of which have been designated “Series E Convertible

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Preferred Stock,” of which 5,052,199 shares have been issued and are outstanding as of the date of this Agreement, 4,000,000 of which have been designated “Series F Convertible Preferred Stock,” of which 3,608,713 shares have been issued and are outstanding as of the date of this Agreement and 11,000,000 of which have been designated “Series F1 Convertible Preferred Stock,” of which 8,557,515 shares have been issued and are outstanding as of the date of this Agreement. Each outstanding share of Company Series A1 Preferred Stock is convertible into one (1) share of Company Common Stock. Each outstanding share of Company Series B1 Preferred Stock is convertible into one (1) share of Company Common Stock. Each outstanding share of Company Series C Preferred Stock is convertible into approximately 7.743 shares of Company Common Stock. Each outstanding share of Company Series D Preferred Stock is convertible into approximately 85.22479 shares of Company Common Stock. Each outstanding share of Company Series D1 Preferred Stock is convertible into approximately 85.22479 shares of Company Common Stock. Each outstanding share of Company Series E Preferred Stock is convertible into one (1) share of Company Common Stock. Each outstanding share of Company Series F Preferred Stock is convertible into one (1) share of Company Common Stock. Each outstanding share of Company Series F1 Preferred Stock is convertible into one (1) share of Company Common Stock. All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, and are fully paid and non assessable. Part 2.3(a) of the Disclosure Schedule provides an accurate and complete description of the terms of each repurchase option which is held by the Company and to which any of such shares is subject.

(b) The authorized capital stock of the Israeli Subsidiary consists of 39,100 Ordinary Shares nominal value NIS 1.00 each (the “Israeli Subsidiary Stock”), of which 35,100 are issued and are outstanding, 25,100 of which are held by the Company and 10,000 of which are held by the BVI Subsidiary. The BVI Subsidiary is authorized to issue a maximum of 50,000 no par value shares of a single class (the “BVI Subsidiary Stock”), of which 2 Ordinary Shares are issued and are outstanding and all of which are held by the Company.

(c) Part 2.3(c) of the Disclosure Schedule sets forth, with respect to each Company Option and each Company Warrant that is outstanding as of the date of this Agreement and each other right to acquire the Company’s, the Israeli Subsidiary’s or the BVI Subsidiary’s shares or capital stock (including any anti-dilution or similar rights) (each, a “Company Capital Stock Right”): (i) the name of the holder of such Company Capital Stock Right; (ii) the total number of shares of Company Common Stock that are subject to such Company Capital Stock Right and the number of shares of Company Common Stock with respect to which such Company Capital Stock Right is immediately exercisable; (iii) the total number of vested shares for such Company Capital Stock Right (and any acceleration thereof as a result of the Merger); and (iv) the exercise price per share of Company Common Stock purchasable under such Company Capital Stock Right.

(d) Except as set forth in Part 2.3(d) of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant, phantom stock right or right (including conversion or preemptive rights) (whether or not currently exercisable) to acquire or purchase any shares of the capital stock or other securities of the Acquired Companies; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Acquired Companies; (iii) Contract under which the Acquired Companies are or may become obligated to sell or otherwise issue any

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shares of its capital stock or any other securities; and (iv) except as set forth in this Section 2.3 or in Part 2.3(d) of the Disclosure Schedule, no Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. All options to purchase Company Common Stock are pursuant to the Company Option Plans.

(e) All of the outstanding equity securities of Company Common Stock, Israeli Subsidiary Stock and BVI Subsidiary Stock have been duly authorized and validly issued, and are fully paid and non-assessable, and have been issued in compliance with the organizational documents of each entity. All outstanding equity securities of Company Common Stock, Israeli Subsidiary Stock, BVI Subsidiary Stock and all outstanding Company Options, Company Warrants and Company Capital Stock Rights have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

(f) Except as set forth in Part 2.3(f) of the Disclosure Schedule, the Acquired Companies have never repurchased, redeemed or otherwise reacquired or converted any shares of capital stock or other securities of the Acquired Companies. All securities so repurchased, redeemed, reacquired or converted were repurchased, redeemed, reacquired or converted in compliance with (i) with respect to the Company Capital Stock, the applicable provisions of the DGCL, the Company’s certificate of incorporation and bylaws and all other applicable Legal Requirements, (ii) with respect to the Israeli Subsidiary, the applicable provisions of the articles of association and all other applicable Legal Requirements, (iii) with respect to the BVI Subsidiary, the applicable provisions of the articles of association and memorandum of association and all other applicable Legal Requirements all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

(g) The allocation of the Merger consideration set forth in Section 1.5 is consistent with the Company’s certificate of incorporation, as amended and as of immediately prior to the Effective Time. The information contained in the Closing Payment Schedule will be complete and correct as of the Closing Date.

2.4 Financial Statements.

(a) The Company has delivered to Parent the following financial statements and notes (collectively, the “Company Financial Statements”):

(i) The audited consolidated balance sheets of the Company as of December 31, 2008, and the related audited consolidated income statements, statements of stockholders’ equity and statements of cash flows of the Company for the years then ended, together with the notes thereto and the unqualified report and opinion of Brightman Almagor Zohar & Co., a member of Deloitte Touche Tohmatsu, relating thereto; and

(ii) the unaudited consolidated balance sheet of the Company as of November 30, 2009 (the “Unaudited Interim Balance Sheet”), and the related unaudited consolidated income statement of the Company for the eleven (11) months then ended.

(b) The Company Financial Statements and the Company Proposed December 31 Balance Sheet are accurate and complete in all material respects and present fairly in all material respects the financial position of the Company as of the respective dates

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thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i)) cash flows of the Company for the periods covered thereby and the financial statements referred to in Section 2.4(a)(ii) are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude). The Company Financial Statements and the Company Proposed December 31 Balance Sheet have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).

(c) Part 2.4 of the Disclosure Schedule sets forth in detail the outstanding Indebtedness of each of the Acquired Companies as of the date hereof. The total amount of all Indebtedness as of the Closing Date shall not exceed US $800,000. Except as set forth in Part 2.4 of the Disclosure Schedule, no Indebtedness of the Acquired Companies contains (a) any restriction upon (i) the repayment, prepayment or redemption of such Indebtedness without penalty, make-whole payments or similar obligation, (ii) the incurrence of additional Indebtedness by either of the Acquired Companies or its subsidiaries, respectively, or (iii) the ability of each of the Acquired Companies to grant any Encumbrances on its properties or assets, or (b) any obligation to maintain minimum equity, capital, net worth, profitability or income.

2.5 Absence of Changes. Except as set forth in Part 2.5 of the Disclosure Schedule, since November 30, 2009:

(a) there has not been any material adverse change in any of the Acquired Company’s business, condition, assets, liabilities, operations, financial performance or prospects, and, to the Knowledge of the Acquired Companies’, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Acquired Companies;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Acquired Company’s assets (whether or not covered by insurance);

(c) None of the Acquired Companies’ has declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(d) None of the Acquired Companies’ has sold, issued or authorized the issuance of (i) any shares, capital stock or other security (except for Company Capital Stock issued upon the exercise of outstanding Company Options or Company Warrants), (ii) any option or right to acquire any shares, capital stock or any other security or (iii) any instrument convertible into or exchangeable for any shares, capital stock or other security;

(e) no Acquired Company has amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of its Company Option Plans, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

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(f) there has been no amendment to the Company’s certificate of incorporation or bylaws, the Israeli Subsidiary’s articles of association or the BVI Subsidiary’s articles of association or memorandum of association, and none of the Acquired Companies has effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g) none of the Acquired Companies has formed any subsidiary or acquired any equity interest or other interest in any other Entity;

(h) none of the Acquired Companies has made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Companies since September 1, 2009, exceeds $50,000;

(i) none of the Acquired Companies has (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Contract;

(j) none of the Acquired Companies has (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Acquired Companies’ past practices;

(k) none of the Acquired Companies has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(l) none of the Acquired Companies has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Acquired Companies’ past practices;

(m) none of the Acquired Companies has (i) made any loans or advances to or any investments in, any Person (other than pursuant to routine advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

(n) none of the Acquired Companies has (i) established or adopted any Company Employee Plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee;

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(o) none of the Acquired Companies has changed any of its methods of accounting or accounting practices in any respect;

(p) none of the Acquired Companies has made any Tax election;

(q) none of the Acquired Companies has commenced or settled any Legal Proceeding;

(r) none of the Acquired Companies has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices;

(s) none of the Acquired Companies has received any notice that there has been or has a reasonable expectation that their will be a loss of, or material order cancellation by, any major customer of the Acquired Companies;

(t) none of the Acquired Companies has sold, assigned or transferred any patents or patent application, trademarks or trademark applications, service marks, trade names, corporate names, copyrights or copyright registrations, trade secrets or other intangible assets; and

(u) none of the Acquired Companies has agreed or committed to take any of the actions referred to in clauses “(c)” through “(u)” above.

2.6 Title to Assets.

(a) Each Acquired Company owns and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets referred to in Parts 2.1, 2.7(b) and 2.9 of the Disclosure Schedule and all of such Acquired Company’s rights under the Contracts identified in Part 2.10 of the Disclosure Schedule; and (iii) all other assets reflected in the Acquired Company’s books and records as being owned by the Acquired Company. Except as set forth in Part 2.6 of the Disclosure Schedule, all of said assets are owned by the Acquired Company free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Acquired Company.

(b) Part 2.6 of the Disclosure Schedule identifies all assets that are material to the business of the Acquired Companies and that are being leased or licensed to the Acquired Companies. The Acquired Companies are in compliance with the terms of such leases or licenses in all material respects and hold a valid leasehold in such leases and licenses. The Acquired Companies own or lease all assets sufficient for and material to the conduct of the Acquired Companies’ business as presently conducted.

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2.7 Bank Accounts; Receivables; Payables.

(a) Part 2.7(a) of the Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Acquired Companies at any bank or other financial institution.

(b) Part 2.7(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company (on a consolidated basis) as of December 31, 2009. Except as set forth in Part 2.7(b) of the Disclosure Schedule, all existing accounts receivable of the Acquired Companies (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since December, 31 2009 and have not yet been collected) (i) represent valid obligations of customers of the Acquired Companies arising from bona fide transactions entered into in the ordinary course of business, (ii) are current and will be collected in full when due, without any counterclaim or set off.

(c) Part 2.7(c) of the Disclosure Schedule provides an accurate and complete breakdown and aging of the accounts payable of the Company (on a consolidated basis) as of December 31, 2009.

2.8 Equipment; Leasehold.

(a) All items of equipment and other tangible assets owned by or leased to the Acquired Companies are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Acquired Companies business in the manner in which such business is currently being conducted.

(b) None of the Acquired Companies owns any real property, nor has any Acquired Company ever owned any real property. Part 2.8(b) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from any Acquired Company or otherwise used or occupied by the Acquired Company for the operation of its business (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, and the date of the lease, license, sublease or other occupancy right and each amendment thereto. The Acquired Company has provided Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”); and there are no other Lease Agreements for real property affecting the Leased Real Property or to which the Acquired Company is bound, other than those identified in Section 2.8(b) of the Disclosure Schedule. All such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default, no rentals are past due, or event of default (or event which with notice or lapse of time, or both, would constitute a default). The Acquired Companies have not received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Acquired Companies currently occupy all of the Leased Real Property for the operation of their business. There are no other parties occupying, or with a right to occupy, the Leased Real Property. The Acquired Companies do not owe brokerage commissions or finders fees with respect to any such Leased Real Property or would not owe any such fees if any

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existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements. The Leased Real Property is in good operating condition and repair, reasonable wear and tear excepted, and suitable for the conduct of the business as presently conducted.

2.9 Intellectual Property; Privacy.

(a) Products and Services. Part 2.9(a) of the Disclosure Schedule accurately identifies and describes each Acquired Company Product currently being designed, developed, manufactured, marketed, distributed, provided, licensed, or sold by any Acquired Company.

(b) Registered IP. The Acquired Companies do not have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise) in any Registered IP.

(c) Inbound Licenses. Part 2.9(c) of the Disclosure Schedule accurately identifies: (a) each Contract pursuant to which any Intellectual Property Right or Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Acquired Company (other than (i) agreements between the Acquired Companies and their employees in the Acquired Companies’ standard form thereof and (ii) non-exclusive licenses to third-party software that is not incorporated into, or used in the development, manufacturing, testing, distribution, maintenance, or support of, any Acquired Company Product and that is not otherwise material to the Acquired Companies’ business); and (b) whether the licenses or rights granted to the Acquired Companies in each such Contract are exclusive or non-exclusive.

(d) Outbound Licenses. Part 2.9(d) of the Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP. No Acquired Company is bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Acquired Company to use, exploit, assert, or enforce any Company IP anywhere in the world.

(e) Royalty Obligations. Part 2.9(e) of the Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, commissions, and other amounts payable by the Acquired Company to any other Person (other than sales commissions paid to employees according to the Acquired Companies’ standard commissions plan) upon or for the manufacture, sale, or distribution of any Acquired Company Product or the use of any Company IP.

(f) Standard Form IP Agreements. The Company has provided to Parent a complete and accurate copy of each standard form of Company IP Contract used by the Acquired Companies at any time, including each standard form of (a) employee agreement containing any assignment or license of Intellectual Property Rights; (b) consulting or independent contractor agreement containing any intellectual property assignment or license of Intellectual Property Rights; and (c) confidentiality or nondisclosure agreement. Part 2.9(f) of the Disclosure Schedule accurately identifies each Company IP Contract executed by any employee, consultant or independent contractor involved in the development of intellectual property, that deviates in any material respect from the corresponding standard form agreement provided to Parent, including any agreement with an employee, consultant, or independent

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contractor in which the employee, consultant, or independent contractor expressly reserved or retained rights in any Intellectual Property or Intellectual Property Rights incorporated into or used in connection with any Acquired Company Product or otherwise related to the Acquired Companies’ business, research, or development.

(g) Ownership Free and Clear. The Acquired Companies exclusively own all right, title, and interest to and in the Company IP (other than Intellectual Property Rights exclusively licensed to the Acquired Companies, as identified in Part 2.9(c) of the Disclosure Schedule) free and clear of any Encumbrances (other than licenses and rights granted pursuant to the Contracts identified in Part 2.9(d) of the Disclosure Schedule). Without limiting the generality of the foregoing:

(i) Reserved

(ii) Employees and Contractors. Each Person who is or was an employee or contractor of the Acquired Companies (or a predecessor entity) and who is or was involved in the creation or development of any Acquired Company Product or Company IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights pertaining to such Acquired Company Product or Company IP to the Acquired Companies (or a predecessor entity) and confidentiality provisions protecting the Company IP. Except as set forth in Part 2.9(g)(ii) of the Disclosure Schedule, no current or former stockholder, officer, director, or employee of the Acquired Companies has any claim, right (whether or not currently exercisable), or interest to or in any Company IP. No employee of the Acquired Companies is (a) bound by or otherwise subject to any Contract restricting him from performing his duties for the Acquired Companies or (b) to the Company’s Knowledge no employee of the Acquired Companies is in material breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his activities as an employee of the Acquired Companies.

(iii) Government Rights. Except as set forth in Part 2.9(g)(iii) of the Disclosure Schedule, no funding, facilities, or personnel of any Governmental Body or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company IP.

(iv) Protection of Proprietary Information. Each Acquired Company has taken all reasonable steps customary in the industry to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information pertaining to the Acquired Company or any Acquired Company Product. Without limiting the generality of the foregoing, no portion of the source code for any software ever owned or developed by the Acquired Companies has been disclosed or licensed to any escrow agent or other Person other than as set forth in Part 2.9(g)(iv) of the Disclosure Schedule.

(v) Past IP Dispositions. No Acquired Company has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person.

(vi) Standards Bodies. No Acquired Company is and has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Acquired Company to grant or offer to any other Person any license or right to any Company IP.

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(vii) Sufficiency. The Acquired Companies own or otherwise have, and after the Closing Parent will have, all Intellectual Property Rights needed to conduct its business as currently conducted.

(h) Valid and Enforceable.

(i) Trademarks. No trademark or trade name owned, used, or applied for by any Acquired Company conflicts or interferes with any trademark or trade name owned, used, or applied for by any other Person. No event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any trademark (whether registered or unregistered) owned, used, or applied for by the Acquired Companies.

(ii) Legal Requirements and Deadlines. Except as set forth in Part 2.9(h)(ii) of the Disclosure Schedule, no application for a patent or a copyright, mask work, or trademark registration or any other type of Registered IP filed by or on behalf of the Acquired Companies has been abandoned, allowed to lapse, or rejected.

(i) Third-Party Infringement of Company IP. To the Company’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP. Part 2.9(i) of the Disclosure Schedule accurately identifies (and the Company has provided to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Acquired Companies or any representative of the Acquired Companies regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(j) Effects of This Transaction. Except as set forth in Part 2.9(j) of the Disclosure Schedule, neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (a) a loss of, or Encumbrance on, any Company IP; (b) a breach of or default under any Company IP Contract; (c) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (d) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP.

(k) No Infringement of Third Party IP Rights. No Acquired Company has ever infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person or engaged in unfair competition. No Acquired Company Product, and no method or process used in the manufacturing of any Acquired Company Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. To the Knowledge of the Acquired Companies, there is no legitimate

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basis for a claim that any Acquired Company or any Acquired Company Product has infringed or misappropriated any Intellectual Property Right of another Person or engaged in unfair competition or that any Acquired Company Product, or any method or process used in the manufacturing of any Acquired Company Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. Without limiting the generality of the foregoing:

(l) Infringement Claims. No infringement, misappropriation, or similar claim or Legal Proceeding is pending or, to the Knowledge of the Acquired Companies, threatened against any Acquired Company or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by the Acquired Companies with respect to such claim or Legal Proceeding. No Acquired Company has ever received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation by the Acquired Companies, any of their employees or agents, or any Acquired Company Product of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that any Acquired Company obtain a license to any Intellectual Property Right of another Person.

(m) Other Infringement Liability. The Acquired Companies are not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation, or similar claim (other than indemnification provisions in the Company’s standard forms of Company IP Contracts).

(n) Infringement Claims Affecting In-Licensed IP. No claim or Legal Proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Acquired Companies is pending or, to the Knowledge of the Acquired Companies, has been threatened, except for any such claim or Legal Proceeding that, if adversely determined, would not adversely affect (a) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Acquired Companies, or (b) the design, development, manufacturing, marketing, distribution, provision, licensing or sale of any Acquired Company Product.

(o) Bugs. Except as set forth in Part 2.9(o) of the Disclosure Schedule, none of the software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed, or sold by the Acquired Companies (including any software that is part of, is distributed with, or is used in the design, development, manufacturing, production, distribution, testing, maintenance, or support of any Acquired Company Product, but excluding any third-party software that is generally available on standard commercial terms and is licensed to the Acquired Companies solely for internal use on a non-exclusive basis) (collectively, “Company Software”) (a) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) that materially and adversely affects the use, functionality, or performance of such Company Software or any product or system containing or used in conjunction with such Company Software; or (b) materially fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Software.

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(p) Harmful Code. No Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

(q) Source Code. The source code for all Company Software contains clear and accurate annotations and programmer’s comments, and otherwise has been documented in a professional manner that is both: (i) consistent with customary code annotation conventions and customary practices in the software industry; and (ii) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Company Software. Except as set forth in Part 2.9(q) of the Disclosure Schedule, no source code for any Company Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Acquired Companies. Except as set forth in Part 2.9(q) of the Disclosure Schedule, the Acquired Companies have no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person. Except as set forth in Part 2.9(q) of the Disclosure Schedule, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Company Software to any other Person.

(r) Open Source Code - Listing. Part 2.9(r) of the Disclosure Schedule accurately identifies and describes (i) each item of Open Source Code that is contained in, distributed with, or used in the development of the Acquired Company Products or from which any part of any Acquired Company Product is derived, (ii) the applicable license terms for each such item of Open Source Code, and (iii) the Acquired Company Product or Acquired Company Products to which each such item of Open Source Code relates.

(s) Open Source Code. No Acquired Company Product contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that (i) impose a requirement or condition that any Acquired Company Product or part thereof (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge, or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of the Acquired Companies to use or distribute any Acquired Company Product.

(t) Privacy Policy. Part 2.9(t) of the Disclosure Schedule contains each Company Privacy Policy and identifies, with respect to each Company Privacy Policy, (i) the period of time during which such privacy policy was or has been in effect, (ii) whether the terms of a later Company Privacy Policy apply to the data or information collected under such privacy policy, and (iii) if applicable, the mechanism (such as opt-in, opt-out, or notice only) used to apply a later Company Privacy Policy to data or information previously collected under such privacy policy.

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(u) Personal Data. Part 2.9(u) of the Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data maintained by or for the Acquired Companies at any time (the “Company Databases”), the types of Personal Data in each such database, the means by which the Personal Data was collected, and the security policies that have been adopted and maintained with respect to each such database. No material breach or violation of any such security policy has occurred or, to the Knowledge of the Acquired Companies, is threatened, and there has been no unauthorized or illegal use of or access to any of the data or information in any of the Company Databases.

(v) Compliance. The Acquired Companies have complied at all times and in all material respects with all of the Company Privacy Policies and with all applicable Legal Requirements pertaining to privacy, User Data, or Personal Data (“Privacy Laws”).

(w) No Violation. Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements), nor Parent’s possession or use of the User Data or any data or information in the Company Databases, will result in any violation of any Company Privacy Policy or any Legal Requirement pertaining to privacy, User Data, or Personal Data.

(x) Claims. There are no actual or, to the Knowledge of the Acquired Companies, threatened claims against the Acquired Companies brought by any Governmental Body, or by any Person in respect of the collection, use or disclosure of Personal Data or User Data by the Acquired Companies, or any Privacy Laws, Third Party Privacy Agreements or Privacy Agreements, nor, to the Knowledge of the Acquired Companies are there any facts or circumstances which Stockholders, may reasonably give rise to any Claims.

2.10 Contracts.

(a) Part 2.10 of the Disclosure Schedule identifies:

(i) each Acquired Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor that is in effect on the date hereof or that obligates any Acquired Company as of the date hereof;

(ii) each Acquired Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property or Intellectual Property Right;

(iii) each Acquired Company Contract imposing any restriction on any Acquired Company’s right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

(iv) each Acquired Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

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(v) each Acquired Company Contract relating to the acquisition, issuance or transfer of any securities;

(vi) each Acquired Company Contract relating to the creation of any Encumbrance with respect to any asset of any Acquired Company;

(vii) each Lease Agreement;

(viii) each Acquired Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

(ix) each Acquired Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(x) each Acquired Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.18);

(xi) each Acquired Company Contract constituting or relating to a Government Contract or Government Bid;

(xii) any Acquired Company Contract that contain “most favored nation” or preferred pricing provisions;

(xiii) any Acquired Company Contract or commitment relating to capital expenditures and involving future payments in excess of $25,000 individually;

(xiv) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other agreement for use or distribution of the Acquired Company Product;

(xv) any purchase order or Acquired Company Contract for the purchase of materials or data involving in excess of $25,000;

(xvi) any other Acquired Company Contract that was entered into outside the ordinary course of business or was inconsistent with any Acquired Company’s past practices;

(xvii) any other Acquired Company Contract that has a term of more than 60 days and that may not be terminated by the Acquired Company (without penalty) within 60 days after the delivery of a termination notice by the Acquired Company;

(xviii) any inter-company Contract between the Acquired Companies; and

(xix) any other Acquired Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate, or (B) the performance of services having a value in excess of $25,000 in the aggregate.

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(Contracts in the respective categories described in clauses “(i)” through “(xix)” above are referred to in this Agreement as “Material Contracts.”)

(b) The Company has delivered to Parent accurate and complete copies of all written Contracts identified in Part 2.10 of the Disclosure Schedule, including all amendments thereto. Part 2.10 of the Disclosure Schedule provides an accurate description of the terms of each Acquired Company Contract that is not in written form. Each Contract identified in Part 2.10 of the Disclosure Schedule is valid and in full force and effect and enforceable by the Acquired Companies, as applicable, in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) Except as set forth in Part 2.10 of the Disclosure Schedule:

(i) none of the Acquired Companies have violated or breached, or committed any default under, any Acquired Company Contract, and, to the Knowledge of the Acquired Companies, no other Person has violated or breached, or committed any default under, any Acquired Company Contract;

(ii) No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Acquired Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Acquired Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Acquired Company Contract, or (D) give any Person the right to cancel, terminate or modify any Acquired Company Contract;

(iii) none of the Acquired Companies has received any notice or other communication nor has any reasonable expectation of receiving any notice or other communication regarding any actual or possible violation or breach of, or default under, any Acquired Company Contract; and

(iv) none of the Acquired Companies has waived any of its rights under any Material Contract.

(d) No Person is renegotiating, or has a right pursuant to the terms of any Acquired Company Contract to renegotiate, any amount paid or payable to the Acquired Company under any Material Contract or any other material term or provision of any Material Contract.

(e) The Contracts identified in Part 2.10 of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Acquired Companies to materially conduct its business in the manner in which its business is currently being conducted.

(f) Part 2.10(f) of the Disclosure Schedule identifies each proposed Contract as to which any active bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Acquired Companies since September 30, 2009.

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(g) Part 2.10(g) of the Disclosure Schedule provides an accurate description and breakdown of the Acquired Companies’ backlog under Acquired Company Contracts.

(h) No current customer and no material current vendor of the Acquired Companies has canceled or otherwise terminated (including by failure to renew), or to the Knowledge of the Acquired Companies, since September 1, 2009, communicated to the Key Employees its intention to the Acquired Companies to so cancel or otherwise terminate (including by failure to renew), its relationship with the Acquired Companies or has at any time since September 1, 2009, decreased materially its services or supplies to the Acquired Companies in the case of any such vendor, or its usage of the services or products of the Acquired Companies in the case of such customer. To the Knowledge of the Acquired Companies, no such customer or material vendor has indicated orally (since September 1, 2009) to the Key Employees or in a writing delivered to the Acquired Companies that such supplier or customer intends to cancel or otherwise terminate its relationship (including by failure to renew) with the Acquired Companies or to decrease materially its delivery of services or supplies to the Acquired Companies or its usage of the services or products of any Acquired Company, as the case may be. None of the Acquired Companies has engaged in any fraudulent conduct with respect to any customer or vendor of the Acquired Companies.

2.11 Liabilities. The Acquired Companies have no accrued, absolute, unliquidated, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (a) liabilities identified as such in the “liabilities” column of the Unaudited Interim Balance Sheet; (b) liabilities payable or accrued that have been incurred by the Acquired Companies since November 30, 2009 in the ordinary course of business and consistent with the Acquired Companies’ past practices; (c) liabilities under the Acquired Company Contracts identified in Part 2.10 of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Acquired Company Contracts; and (d) the liabilities identified in Part 2.11 of the Disclosure Schedule.

2.12 Compliance with Legal Requirements.

(a) Each Acquired Company is, and has at all times been, in material compliance with all applicable Legal Requirements. Except as set forth in Part 2.12(a) of the Disclosure Schedule, the Israeli Subsidiary has made and filed all returns, particulars, resolutions and documents required by the Israeli Companies Law, 1999 or any other legislation to be filed with the Israeli Registrar of Companies or any other Israeli governmental or local authority. Except as set forth in Part 2.12 of the Disclosure Schedule, no Acquired Company has received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

(b) None of the Acquired Companies, and (to the Knowledge of the Acquired Companies) no Representative of any of the Acquired Companies with respect to any matter relating to any of the Acquired Companies, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment.

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(c) The Acquired Companies conduct, and have at all times conducted, their export transactions in accordance with all applicable U.S. and foreign export and re export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations, and all other applicable import/export controls in other countries in which the Acquired Companies conduct business. Without limiting the generality of the foregoing:

(i) The Acquired Companies have obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Body required for (i) the export and re export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”).

(ii) The Acquired Companies are in material compliance with the terms of all applicable Export Approvals.

(iii) There are no pending or, to the Acquired Companies’ Knowledge, threatened claims against the Acquired Companies with respect to such Export Approvals.

2.13 Governmental Authorizations.

(a) Part 2.13(a) of the Disclosure Schedule identifies each Governmental Authorization held by each Acquired Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13(a) of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.13(a) of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Acquired Companies to conduct their business in the manner in which its business is currently being conducted. The Acquired Companies are, and at all times have been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13(a) of the Disclosure Schedule. The Acquired Companies have not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

(b) Part 2.13(b) of the Disclosure Schedule provides a complete list of all pending and outstanding grants, incentives, qualifications and subsidies (collectively, “Grants”) from the Government of the State of Israel or any agency thereof, or from any other Governmental Body, granted to the Israeli Subsidiary, including (i) Approved Enterprise Status from the Investment Center of the Israeli Ministry of Labor, Industry and Commerce (the “Investment Center”) and (ii) grants from the Office of the Chief Scientist of the Israeli Ministry of Trade & Industry (the “OCS”). The Company has delivered to Parent accurate and complete copies of all documents evidencing Grants submitted by the Israeli Subsidiary and of all letters of approval, and supplements thereto, granted to the Israeli Subsidiary. Part 2.13(b) of the Disclosure Schedule details all material undertakings of the Acquired Companies given in

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connection with the Grants. The Company has previously provided to Parent detailed information regarding (i) the total amount of the benefits received by each Acquired Company under such Grant and the total amount of the benefits available for future use by each Acquired Company under such Grant; (ii) the time period in which each Acquired Company received, or will be entitled to receive, benefits under such Grant; (iii) a general description of any research and development program for which such Grant was approved and a description of all technologies developed with such Grant funding; (iv) a description of all current and future restrictions and obligations applying to such funded technologies or to any Company Product or to an Acquired Company as a result of such Grant; (v) any royalty or other repayment schedule applicable to such Grant and the total payment or repayment due; (vi) the type of revenues from which royalty or other payments are required to be made under such Grant; (vii) the total amount of any payments made by each Acquired Company prior to the date of this Agreement with respect to such Grant; and (viii) any Grant consisting of a Tax incentive (other than incentives generally available by operation of law without application or action by any Governmental Authority). The Acquired Companies are in compliance, in all material respects, with all of the terms, conditions and requirements of their respective Grants and have duly fulfilled all the undertakings relating thereto. Subject to the approval of the OCS and the Investment Center, as required by applicable Legal Requirements, neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated by this Agreement, does, will or could reasonably be expected to (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any Grant identified or required to be identified in Part 2.13(b) of the Disclosure Schedule. All Grants are and shall be appropriately reflected in the relevant Company Financial Statements. Except as set forth in Part 2.13(b) of the Disclosure Schedule, no Consent of any Governmental Authority or other Person is required to be obtained prior to the consummation of the transactions contemplated by this Agreement in order to preserve the entitlement of any Acquired Company to any Grant or to avoid any increase in royalty rates incurred by any Acquired Company under any such Grant or other change in the terms and conditions applicable to any Acquired Company under any such Grant. There is no intention to change the terms of any Grant, except as may result from generally applicable changes to the relevant laws and regulations thereunder. Except as disclosed in Part 2.13(b) of the Disclosure Schedule, none of the Acquired Companies has developed any Intellectual Property through the application of any financing made available by any Grant.

(c) The business of the Acquired Companies as currently conducted does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization or export is restricted under Israeli law, and the business of the Acquired Companies as currently conducted does not require the Acquired Companies to obtain, or is exempt from the requirement of obtaining, a license from the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 5734 1974, as amended, or other legislation regulating the development, commercialization or export of technology.

2.14 Tax Matters.

(a) The Acquired Companies have filed all Tax Returns that they were required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all respects and have been prepared in substantial compliance with all applicable Legal Requirements. All Taxes due and owing by the Acquired Companies (whether or not shown on any Tax Return)

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have been paid. The Acquired Companies are not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Acquired Companies do not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Acquired Companies.

(b) The Acquired Companies have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) To the Knowledge of the Acquired Companies, the Acquired Companies do not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No Legal Proceedings are pending or being conducted with respect to the Acquired Companies. The Acquired Companies have not received from any Governmental Body any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Body against the Acquired Companies.

(d) Part 2.14(d) of the Disclosure Schedule lists all Tax Returns filed with respect to the Acquired Companies for taxable periods ended on or after January 1, 2003, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject to audit. The Company has delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Acquired Companies filed or received since January 1, 2003.

(e) The Acquired Companies have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) The Company has not filed a consent under section 341(f) of the Code concerning collapsible corporations. The Company is not a party to any Contract that has resulted or would reasonable be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of section 162(m) of the Code (or any corresponding provisions of state, local or foreign Tax law). The Company has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of section 6662 of the Code. The Company is not a party to or bound by any Tax allocation or sharing agreement. The Company has (A) not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) no Liability for the Taxes of any Person (other than the Company) under regulation 1.1502-6 of the Code (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

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(g) The unpaid Taxes of the Acquired Companies (A) did not, as of the date of the Unaudited Interim Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Unaudited Interim Balance Sheet, and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies in filing their Tax Returns. Since the date of the Unaudited Interim Balance Sheet, the Acquired Companies have not incurred any liability for Taxes arising from extraordinary gains or losses, determined in accordance with GAAP, outside the ordinary course of business.

(h) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion there of) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in United States Treasury Regulations under section 1502 of the Code (or any corresponding or similar provisions of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(i) None of the Acquired Companies have distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by section 355 or section 361 of the Code.

(j) None of the Tax attributes (including net operating loss carryforwards and general business Tax credits) of the Acquired Companies is limited by sections 269, 382, 383, 384 or 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) other than as a result of the closing of the Merger.

(k) No compensation shall be, or has been, includable in the gross income of any current or former employee, director or consultant of the Acquired Companies as a result of the operation of section 409A of the Code with respect to any applicable arrangements or agreements in effect at any time prior to the Effective Time. No payment or benefits provided pursuant to any Company Employee Plan or other arrangement between the Acquired Companies and any “service provider” (as such term is defined in section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder), including the grant, vesting or exercise of any stock option or stock appreciation right, will or may provide for the deferral of compensation subject to Section 409A of the Code, whether pursuant to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) or otherwise. None of the Acquired Companies is a party to, or otherwise obligated under, any Company Employee Plan or other arrangement that provides for the gross-up of the tax imposed by section 409A(a)(1)(B) of the Code.

(l) None of the Acquired Companies has participated in a “Listed Transaction” or “Reportable Transaction” within the meaning of United States Treasury Regulation section 1.6011-4(b) or similar transaction under any similar or corresponding Legal Requirement.

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(m) Part 2.14(m) of the Disclosure Schedule lists each tax incentive granted to the Israeli Subsidiary under the laws of the State of Israel, the period for which such tax incentive applies, the nature of such tax incentive and the material conditions and other requirements that must be satisfied in order to qualify for such tax incentive. The Israeli Subsidiary was granted by the Investment Center an “Approved Enterprise” certificate as described in Section 2.13(b), relevant to a designated portion of its income, in accordance with applicable law and the applicable letter of approval dated January 13, 2004, as amended. The Israeli Subsidiary has complied with all material requirements of Israeli Legal Requirements to be entitled to claim all such incentives. Subject to the receipt of the approvals set forth in Part 2.14(m) of the Disclosure Schedule and compliance by the Surviving Corporation with the applicable requirements and conditions, the consummation of the Merger will not adversely affect the remaining duration of the incentive or require any recapture of any previously claimed incentive, and no Consent of any Governmental Body is required, other than as contemplated by Section 2.14(m) of the Disclosure Schedule, prior to the consummation of the Merger in order to preserve the entitlement of the Surviving Corporation to any such incentive.

(n) None of the tax attributes (including net operating loss carryforwards and general business tax credits) of the Company is limited by Section 382, 383 or 1502 of the Code (or any corresponding or similar Legal Requirement) for any period ending on or prior to the Closing Date.

(o) The Acquired Companies have not entered into any agreement or arrangement with any taxing authority that requires it to take any action or to refrain from taking any action, except for the undertaking in connection with the grant of an “Approved Enterprise” status as described in Section 2.13(b) and the undertaking in connection with the grant of options under Section 102 of the Israeli Income Tax Ordinance.

(p) Notwithstanding anything to the contrary herein, any franchise Tax paid or payable with respect to the Acquired Companies shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise Tax.

2.15 Employee and Labor Matters; Benefit Plans.

(a) Part 2.15(a) of the Disclosure Schedule accurately sets forth, with respect to each employee of the Acquired Companies (including any employee of the Acquired Companies who is on a leave of absence or on layoff status):

(i) the name of such employee and the date as of which such employee was originally hired by the Acquired Company;

(ii) such employee’s title;

(iii) the aggregate cash dollar amount of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by such employee from the Acquired Company with respect to services performed in 2009, during the period of January 1, 2009 through December 31, 2009;

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(iv) such employee’s annualized compensation as of the date of this Agreement;

(v) each Company Employee Plan in which such employee participates or is eligible to participate; and

(vi) any Governmental Authorization that is held by such employee and that relates to or is useful in connection with the Acquired Companies’ business.

(b) Part 2.15(b) of the Disclosure Schedule accurately identifies each former employee of the Acquired Companies who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from the Acquired Companies or otherwise) relating to such former employee’s employment with the Company; and Part 2.15(b) of the Disclosure Schedule accurately describes such benefits.

(c) Except as set forth in Part 2.15(c) of the Disclosure Schedule, the employment of each of the Company’s employees is terminable by the Company at will. The Company has delivered to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of the Acquired Companies.

(d) To the Knowledge of the Acquired Companies:

(i) no employee of any Acquired Company intends to terminate his or her employment with the Acquired Company;

(ii) no Key Employee has received an offer to join a business that may be competitive with the Acquired Companies’ business; and

(iii) no employee of any Acquired Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of the Acquired Company; or (B) the Acquired Companies’ business or operations.

(e) Part 2.15(e) of the Disclosure Schedule accurately sets forth, with respect to each independent contractor of the Acquired Companies involved in the development of software:

(i) the name of such independent contractor and the date as of which such independent contractor was originally hired by the Acquired Company;

(ii) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the Acquired Company with respect to services performed in 2009; and

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(iii) the terms of compensation of such independent contractor.

(f) Except as set forth in Part 2.15(f) of the Disclosure Schedule, no Acquired Company is a party to or bound by, and no Acquired Company has ever been a party to or bound by, any employment agreement or any union contract, collective bargaining agreement or similar Contract. The Israeli Subsidiary is not and never has been a member of any employers’ organization and there is no, and never has been, an employees’ committee in the Israeli Subsidiary.

(g) No Acquired Company is engaged, and no Acquired Company has ever been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Acquired Companies, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. No event has occurred, and no condition or circumstance exists, that might reasonably be expected to give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Acquired Companies, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Employee, including, without limitation, charges of unfair labor practices or discrimination complaints. No Acquired Company is party to any labor agreement with respect to the Company Employees with any labor organization, union, group or association and there have been no attempts by an union, group or other labor organization to organize the Company Employees.

(h) None of the current or former independent contractors of the Acquired Companies could be reclassified as an employee. There are, and at no time have been, any independent contractors who have provided services to the Company or any Company Affiliate for a period of six consecutive months or longer. The Acquired Companies have never had any temporary, leased or, in the case of the Israeli Subsidiary, manpower employees. No independent contractor of the Company is eligible to participate in any Company Employee Plan.

(i) Part 2.15(i) of the Disclosure Schedule contains an accurate and complete list as of the date hereof of each Company Employee Plan and each Company Employee Agreement. The Acquired Companies do not intend nor have they committed to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing or as required by this Agreement).

(j) The Company has delivered to Parent: (i) correct and complete copies of all documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iii) if the Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if

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any, required under ERISA with respect to each Company Employee Plan; (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any Company Employee relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Company or any Company Affiliate; (vii) all correspondence to or from any Governmental Body relating to any Company Employee Plan; (viii) all COBRA forms and related notices; (ix) all insurance policies in the possession of the Company or any Company Affiliate pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (x) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (xi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(k) The Acquired Companies and each of the Company Affiliates have performed all obligations required to be performed by them under each Company Employee Plan and are not in default or violation of, and the Acquired Companies do not have Knowledge of any default or violation by any other party to, the terms of any Company Employee Plan, and each Company Employee Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no claims or Legal Proceedings pending, or, to the Knowledge of the Acquired Companies, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan (other than any Company Employee Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, the Acquired Companies or any Company Affiliate (other than ordinary administration expenses). There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Acquired Companies, threatened by the IRS, DOL, or any other Governmental Body with respect to any Company Employee Plan. Neither the Company nor any Company Affiliate has ever incurred any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Acquired Companies and each Company Affiliates have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(l) Neither the Company nor any Company Affiliate has ever maintained, established, sponsored, participated in, or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; or (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA. Neither the Company nor any Company Affiliate has ever maintained, established, sponsored, participated in or contributed to, any Company Pension Plan in which stock of the Company or any Company Affiliate is or was held as a plan asset. The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded

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through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and no transaction contemplated by this Agreement shall cause any such assets or insurance obligations to be less than such benefit obligations.

(m) No Company Employee Plan provides (except at no cost to the Acquired Companies or any Company Affiliate), or reflects or represents any liability of the Acquired Companies or any Company Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to the Acquired Companies or any Company Affiliate, neither the Acquired Companies nor any Company Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other Person that such Company Employee(s) or other person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(n) Except as set forth in Part 2.15(n) of the Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.

(o) Except as set forth in Part 2.15(o)(A) of the Disclosure Schedule, the Acquired Companies and each of the Company Affiliates: (i) are, and at all times have been, in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, including in respect of overtime and periods of weekly rest, in each case, with respect to Company Employees, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and any similar provisions of state law; (ii) have withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Employees; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of the Acquired Companies, threatened or reasonably anticipated claims or Legal Proceedings against the Company or any Company Affiliate under any worker’s compensation policy or long-term disability policy. Except as set forth in Part 2.15(o)(B) of the Disclosure Schedule, the Israeli Subsidiary is not aware of any circumstance whereby any employee is entitled to compensation on termination of employment beyond the statutory severance pay to which that employee might become entitled.

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(p) None of the Acquired Companies has effectuated a “plant closing,” partial “plant closing,” “relocation”, “mass layoff” or “termination” (as defined in the WARN Act any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Acquired Companies and no terminations prior to the Closing Date shall result in unsatisfied liability or obligation under the WARN Act or any similar state, local or foreign law.

(q) To the Knowledge of the Acquired Companies, no Company Employee is obligated under any Contract or subject to any judgment, decree, or order of any court or other Governmental Body that would interfere with such Person’s efforts to promote the interests of the Acquired Companies or that would interfere with the business of the Company or any Company Affiliate. Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of the Company or any Company Affiliate as presently conducted nor any activity of such stockholder or Company Employees in connection with the carrying on of the business of the Company or any Company Affiliate as presently conducted will, to the Knowledge of the Acquired Companies, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such stockholders or Company Employees is now bound.

(r) Except as set forth in Part 2.15(r) of the Disclosure Schedule, with respect to employees of the Acquired Companies who reside or work in Israel (the “Israeli Employees”): (i) the employment of each Israeli Employee is subject to termination upon not more than thirty (30) days prior written notice under the termination notice provisions included in the applicable employment agreement with such Israeli Employee disclosed on Part 2.15(r) of the Disclosure Schedule or Legal Requirements; (ii) all obligations of the Acquired Companies to provide statutory severance pay to all Israeli Employees pursuant to the Severance Pay Law (5723-1963) are fully funded and are accrued on the Company Financial Statements; (iii) no Israeli Employee’s employment by any Acquired Company requires any special license, permit or other governmental authorization; (iv) there are no unwritten policies, practices or customs of any Acquired Company that entitle any Israeli Employee to benefits in addition to what such Israeli Employee is entitled to by Legal Requirements or under the terms of such Israeli Employee’s employment agreement (including unwritten customs or practices concerning bonuses, the payment of statutory severance pay when it is not required under Legal Requirements); (v) all amounts that any Acquired Company is legally or contractually required either (x) to deduct from Israeli Employees’ salaries or to transfer to such Israeli Employees’ managers insurance, pension or provident fund, life insurance, incapacity insurance, education fund or other similar funds or (y) to withhold from their Israeli Employees’ salaries and benefits and to pay to any Governmental Authority as required by the Income Tax Ordinance and the National Insurance Law or otherwise, have, in each case, been duly deducted, transferred, withheld and paid, and none of the Acquired Companies has any outstanding obligations to make any such deduction, transfer, withholding or payment; (vi) each of the Acquired Companies is in compliance in all material respects with all Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses, pension benefits and other compensation matters and terms and conditions of employment related to Israeli Employees, including but not limited to The Prior Notice to the Employee Law, 2002, The Notice to Employee (Terms of Employment) Law, 2002, the Prevention of Sexual

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Harassment Law, 1998, the Hours of Work and Rest Law, 1951, the Annual Leave Law, 1951, The Salary Protection Law, 1958 and The Employment by Human Resource Contractors Law, 1996; and (vii) none of the Acquired Companies has engaged any consultants, sub-contractors or freelancers, except as identified in Part 2.15(r) of Disclosure Schedule. None of the Acquired Companies is subject to, and no employee of the Acquired Companies benefits from, any expansion order (tzavei harchava) or any arrangement or custom with respect to employment or the termination thereof whether written or not. The Company has furnished to Parent (a) copies of all agreements with Israeli Employees, agreements with Israeli human resource contractors, or with Israeli consultants, sub-contractors or freelancers; (b) copies of manuals and written policies relating to the employment of Israeli Employees and (c) a summary of any dues it pays to the Histadrut Labor Organization and whether any Acquired Company participates in the expenses of any workers committee (Va’ad Ovdim). In addition, Company has made available to Parent a correct and complete summary of the calculations concerning the components of the Israeli Employees’ compensation, including current salary, overtime entitlement, vacation day entitlement and accrual, bonuses, benefits of any kind and any components which are not included in the basis for calculation of amounts set aside for purposes of statutory severance pay and pension.

(s) Except as set forth in Part 2.15(r) of the Disclosure Schedule, there is no contract between the Acquired Companies and any Company Employee or director that would give rise to a claim for damages or compensation (other than statutory severance pay) if terminated by the Acquired Companies with or without notice.

(t) All amounts that the Acquired Companies are legally or contractually required (i) to deduct from its employees’ salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar fund, (ii) to withhold from their employees’ salaries and pay to any Governmental Body as required by the Israeli Tax Ordinance have, or (iii) fund with respect to employee severance obligations, in each case, been duly deducted, transferred, withheld, paid and funded, and the Acquired Companies do not have any outstanding obligation to make any such deduction, transfer, withholding, payment or funding

2.16 Environmental Matters. The Acquired Companies are in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Acquired Companies of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Acquired Companies have not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Acquired Companies are not in compliance with any Environmental Law, and, to the Knowledge of the Acquired Companies, there are no circumstances that may prevent or interfere with the any Acquired Company’s compliance with any Environmental Law in the future. No current or prior owner of any property leased or controlled by the Acquired Companies has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Acquired Companies is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Acquired Companies pursuant to Environmental Laws are identified in Part 2.16 of the Disclosure Schedule.

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2.17 Insurance. Part 2.17 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Acquired Companies and identifies any material claims made thereunder, and the Company has delivered to Parent accurate and complete copies of the insurance policies identified on Part 2.17 of the Disclosure Schedule. The Acquired Companies are not in default with respect to their obligations under any insurance policy and have not been denied coverage under any such policy. Each of the insurance policies identified in Part 2.17 of the Disclosure Schedule is in full force and effect. The Acquired Companies have not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.18 Related Party Transactions. Except as set forth in Part 2.18 of the Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Acquired Companies; (b) no Related Party is indebted to the Acquired Companies; (c) no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Acquired Companies; (d) no Related Party is competing, or has at any time competed, directly or indirectly, with the Acquired Companies; and (e) no Related Party has any claim or right against the Acquired Companies (other than rights under company Options and rights to receive compensation for services performed as an employee of the Acquired Companies). (For purposes of this Section 2.18 each of the following shall be deemed to be a “Related Party”: (i) each individual who is, or who has at any been an officer of the Acquired Companies; (ii) each member of the immediate family of each of the individuals referred to in clauses “(i)” above; and (iv) any trust or other Entity (other than the Acquired Companies) in which any one of the individuals referred to in clauses “(i)” and “(ii)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a voting, proprietary or equity interest of one percent (1%) or more of the Company’s issued and outstanding stock on an as-converted basis)).

2.19 Legal Proceedings; Orders.

(a) Except as set forth in Part 2.19 of the Disclosure Schedule, there is no pending Legal Proceeding, and (to the Knowledge of the Acquired Companies) no Person has threatened to commence any Legal Proceeding: (i) that involves the Acquired Companies or any of the assets owned or used by the Acquired Companies or any Person whose liability the Acquired Companies have or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the Knowledge of the Acquired Companies, except as set forth in Part 2.19 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b) Except as set forth in Part 2.19 of the Disclosure Schedule, no Legal Proceeding has ever been commenced by or has ever been pending against the Acquired Companies.

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(c) There is no order, writ, injunction, judgment or decree to which the Acquired Companies, or any of the assets owned or used by the Acquired Companies, is subject. To the Knowledge of the Acquired Companies, no officer or other employee of the Acquired Companies is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Acquired Companies’ business.

2.20 Authority; Binding Nature of Agreement. The Acquired Companies have the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Acquired Companies of this Agreement have been duly authorized by all necessary action on the part of the Acquired Companies and its board of directors. The Board of Directors of the Company has unanimously (a) approved this Agreement, (b) determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders and (c) recommended approval of this Agreement and the Merger by the Company Stockholders and directed that the Merger be submitted for consideration by the Company Stockholders. This Agreement constitutes the legal, valid and binding obligation of the Acquired Companies, enforceable against the Acquired Companies in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.21 Non-Contravention; Consents. Except as set forth in Part 2.21 of the Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company’s articles of incorporation or bylaws, (ii) any of the provisions of the Israeli Subsidiary’s articles of association or memorandum of association, (iii) any of the provisions of the BVI Subsidiary’s articles of association or memorandum of association or (iv) any resolution adopted by the Acquired Companies’ stockholders, the Acquired Companies’ board of directors or any committee of the Acquired Companies’ board of directors;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Acquired Companies, or any of the assets owned or used by the Acquired Companies, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Acquired Companies or that otherwise relates to the Company’s business or to any of the assets owned or used by the Acquired Companies;

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(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Acquired Company Contract that is or would constitute a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Acquired Company Contract, (ii) accelerate the maturity or performance of any such Acquired Company Contract, or (iii) cancel, terminate or modify any such Acquired Company Contract; or

(e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Acquired Companies (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Acquired Companies).

Except as set forth in Part 2.21 of the Disclosure Schedule, the Acquired Companies are not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

2.22 Vote Required. The adoption and approval of the Merger requires no approval of the stockholders of the Company or the Subsidiary or any other Person, other than the affirmative vote of the holders of (i) a majority of the shares of Company Common Stock and Company Preferred Stock (on an as converted basis) outstanding on the applicable record date voting together as a single class, and (ii) 60% of the shares of the Company Series F Preferred Stock and the Company Series F1 Preferred Stock (on an as converted basis) outstanding on the applicable record date and voting together as a single class (the “Required Stockholder Approval”).

2.23 Internal Control. Neither the Acquired Companies (including any employee thereof) nor the Acquired Companies’ independent auditors has identified or been made aware of (i) any fraud, whether or not material, that involves the Acquired Companies’ management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Acquired Companies or (ii) any claim or allegation regarding any of the foregoing.

2.24 Discussions with Other Persons. The Acquired Companies and their Representatives are not engaged in and are not considering or participating in any discussions or negotiations regarding, or are not taking any other actions intended or reasonably expected to facilitate the making of any inquiry or proposal to the Acquired Companies that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal by any Person (other than Parent or its affiliates or Representatives).

2.25 Brokers’ and Finders’ Fees. Except as set forth in Part 2.25 of the Disclosure Schedule, no broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges from the Company or the Subsidiary in connection with the Merger, this Agreement or any transaction contemplated hereby.

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2.26 Full Disclosure.

(a) This Agreement (including the Disclosure Schedule) does not, and the Company Closing Certificate will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact or necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

(b) The information supplied by the Acquired Companies for inclusion in the Information Statement (as defined in Section 5.2) will not, as of the date of the Information Statement, (i) contain any statement that is inaccurate or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make such information (in the light of the circumstances under which it is provided) not false or misleading.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Acquired Companies as follows:

3.1 Due Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

3.2 Authority; Binding Nature of Agreement. Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. No vote of Parent’s stockholders is needed to approve the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3 Financing. As of the Effective Time, Parent will have sufficient cash or other sources of readily available funds to enable it to pay all amounts required to be paid by Parent in the Merger.

3.4 Non-Contravention; Consents. Neither (1) the execution, delivery or performance of this Agreement or any of the other agreements to be executed and delivered by Parent and the Merger Sub in connection with the Closing under this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of Parent’s or the Merger Sub’s certificate of incorporation or bylaws.

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent, or any of the assets owned or used by Parent, is subject;

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(c) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material contract (as defined in Regulation S-K promulgate by the Securities and Exchange Commission) in effect to which Parent is a party, or give any Person the right to (i) declare a default or exercise any remedy under any such material contract, (ii) accelerate the maturity or performance of any such material contract, or (iii) cancel, terminate or modify any such material contract; or

(d) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by Parent (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Parent).

3.5 Capitalization. As of December 29, 2009, the capitalization of Parent consists of the following:

(a) (a) A total of 100,000,000 authorized shares of Parent Common Stock, of which 48,984,952 shares are issued and outstanding. Parent has reserved (x) 12,520,535 shares of Parent Common Stock for issuance to employees, directors and officers of, and consultants to, Parent under the 2009 Equity Incentive Plan, of which (i) 1,576,006 shares have been issued pursuant to outstanding restricted stock awards, the exercise of outstanding options and the release of restricted stock awards and are included in the first sentence of this Section 3.5(a); (ii) 5,525,563 shares are subject to options that are currently outstanding; and (iii) 5,418,966 shares remain available for future issuance, (y) 1,000,000 shares of Parent Common Stock for issuance to non-employee directors of Parent under the 2000 Amended and Restated Non-Employee Directors’ Stock Option Plan, of which (i) 86,876 shares have been issued pursuant to the exercise of outstanding options and are included in the first sentence of this Section 3.5(a); (ii) 640,000 shares are subject to nonqualified options that are currently outstanding; and (iii) 273,124 shares remain available for future issuance, and (z) 7,450,000 shares of Parent Common Stock for issuance to employees of Parent under the 2000 Amended and Restated Employee Stock Purchase Plan, of which (i) 3,345,034 shares have already been purchased; and (ii) 4,104,966 shares remain available for future purchase.

(b) When issued, sold and delivered in accordance with the terms of this Agreement, Parent Common Stock issued pursuant to Section 1.5 shall be duly authorized, validly issued, fully paid and non-assessable. The issuance, sale or delivery of the Stock Consideration in accordance with the terms of this Agreement is not subject to any preemptive right of stockholders of Parent or to any right of first refusal or other right in favor of any person, and shall not trigger any anti-dilution right, except such as have been waived on or prior to the Closing Date. Assuming the accuracy of the representations and warranties of the Company Stockholders set forth in the Company Stockholder Certifications, Parent Common Stock issued pursuant to Section 1.5 will be exempt from the registration requirements of the Securities Act of 1933, as amended and the applicable Israeli Securities Law and will be listed on the Nasdaq Global Market.

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3.6 SEC Reports. Since January 1, 2009, Parent has filed all reports required to be filed by it with the SEC (the “Parent SEC Documents”). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents and, except to the extent that information contained in any Parent SEC Document has been revised, modified or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents when filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 4. CERTAIN COVENANTS OF THE COMPANY

4.1 Access and Investigation. During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), the Acquired Companies shall, and shall cause their Representatives to: (a) provide Parent and Parent’s Representatives with reasonable access to the Acquired Companies’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies; and (b) provide Parent and Parent’s Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies, and with such additional financial, operating and other data and information regarding the Acquired Companies, as Parent may reasonably request; provided, however, that no information discovered through the access afforded by this 4.1 shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of: (i) unaudited monthly management accounts of the Acquired Companies and the related unaudited monthly management accounts relating to the operations and statements of cash flows, together with all other material operating and financial reports prepared by the Company for the Company’s senior management; (ii) any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Acquired Companies in connection with the Merger or any of the transactions contemplated by the Agreement; (iii) any material notice, report or other document received by any of the Acquired Companies from any Governmental Body; and (iv) any non-privileged notice, document or other communication sent by or on behalf of, or sent to, the Acquired Companies relating to any pending or threatened Legal Proceeding involving or affecting the Acquired Companies.

4.2 Operation of the Acquired Companies’ Business. During the Pre-Closing Period:

(a) the Acquired Companies shall conduct their business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

(b) the Acquired Companies shall use reasonable efforts to preserve intact its current business organization, keep available the services of their current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Acquired Companies;

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(c) the Acquired Companies shall keep in full force all insurance policies required to be identified in Part 2.17 of the Disclosure Schedule;

(d) the Acquired Companies shall cause its officers to report regularly (but in no event less frequently than weekly) to Parent concerning any material development regarding the Acquired Companies’ business;

(e) the Acquired Companies shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

(f) the Acquired Companies shall not sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company shall be permitted (x) to issue Company Common Stock to employees upon the exercise of outstanding Company Options and Company Warrants, and (y) to issue shares of Company Common Stock upon the conversion of shares of Company Preferred Stock);

(g) except as set forth in this Agreement, the Company shall not amend or waive any of its rights under, or permit the acceleration of vesting under, (i) any provision of the Company Option Plan, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any provision of any restricted stock purchase agreement;

(h) the Acquired Companies shall not amend or permit the adoption of any amendment to the Company’s certificate of incorporation or bylaws, the Israel Subsidiary’s articles of association or memorandum of association or the BVI Subsidiary’s articles of association or memorandum of association, or effect or permit the Acquired Companies to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(i) the Acquired Companies shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

(j) the Acquired Companies shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Acquired Companies during the Pre-Closing Period, do not exceed $10,000 per month;

(k) the Acquired Companies shall not (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Contract;

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(l) the Acquired Companies shall not (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by the Acquired Companies pursuant to Contracts that are not Material Contracts;

(m) the Acquired Companies shall not (i) lend money to any Person (except that the Acquired Companies may make routine advances to employees in the ordinary course of business), or (ii) incur or guarantee any indebtedness for borrowed money;

(n) the Acquired Companies shall not (i) establish, adopt or amend any Company Employee Plan, (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hire any new employee;

(o) the Acquired Companies shall not change any of their methods of accounting or accounting practices in any material respect;

(p) the Acquired Companies shall not make any Tax election;

(q) the Acquired Companies shall not commence or settle any Legal Proceeding;

(r) no Acquired Company shall transfer any material assets, including any cash, to any other Acquired Company; and

(s) the Acquired Companies shall not agree or commit to take any of the actions described in clauses “(e)” through “(r)” above.

Notwithstanding the foregoing, the Acquired Companies may take any action described in clauses “(e)” through “(r)” above if Parent gives its prior written consent to the taking of such action by the Acquired Companies.

4.3 Procedures for Requesting Parent Consent. If the Acquired Companies shall desire to take an action which would be prohibited pursuant to Section 4.2 hereof without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to the following individual, and may not take such action until such consent in writing has been received from the following individual:

Hanif I. Jamal, Senior Vice President & Chief Financial Officer

4.4 Notification; Updates to Disclosure Schedule.

(a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

(i) the discovery by the Acquired Companies of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Acquired Companies in this Agreement;

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(ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

(iii) any breach of any covenant or obligation of the Acquired Companies; and

(iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely.

(b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.4(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change. If such update(s), individually or in the aggregate, (x) relates to an event, condition, fact or circumstance first occurring or existing on or prior to the date hereof or (y) relates to an event, condition, fact or circumstance of which the Acquired Companies had Knowledge of or should reasonably have had Knowledge of on or prior to the date hereof, then no such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Acquired Companies in this Agreement, (ii) determining whether any of the conditions set forth in Section 6 has been satisfied, or (iii) indemnification pursuant to Section 9. If such update(s), individually or in the aggregate, relates to an event, condition, fact or circumstance first occurring or existing subsequent to the date hereof, then no such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of determining the accuracy of any of the representations and warranties made by the Acquired Companies in this Agreement for the purposes of determining whether any of the conditions set forth in Section 6 has been satisfied; provided, however, that such update(s) shall be deemed to supplement and amend the Disclosure Schedules for the purposes of determining whether a breach of such representation and warranty has occurred as of the Closing and for the indemnification related thereto if the Acquired Companies did not have Knowledge of or should not reasonably have had Knowledge of such event, condition, fact or circumstance, on or prior to the date hereof, except (x) to the extent that the breach of such representation and warranty is material, individually or in the aggregate and (y) no such update shall be deemed to supplement and amend the Disclosure Schedules for the purposes of determining whether a breach of Section 2.14(i), (k) or (l) has occurred as of the Closing and for the indemnification related thereto.

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4.5 No Negotiation.

(a) The Acquired Companies shall not, directly or indirectly, and shall ensure that their respective Representatives of the Acquired Companies do not, directly or indirectly:

(i) solicit, initiate, induce, facilitate or knowingly encourage the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry;

(ii) furnish any nonpublic information regarding any of the Acquired Companies to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;

(iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry;

(iv) approve, endorse or recommend any Acquisition Proposal or Acquisition Inquiry; or

(v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction.

(b) The Acquired Companies shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry.

(c) The Acquired Companies agree not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire, “standstill” or similar Contract to which any of the Acquired Companies is a party or under which any of the Acquired Companies has any rights, and will cause each such agreement to be enforced to the extent requested by Parent. The Acquired Companies also shall promptly request each Person that has executed a confidentiality or similar agreement within the last 12 months in connection with its consideration of a possible Acquisition Transaction or a possible equity investment in any Acquired Company to return to the Acquired Companies all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Companies.

4.6 Payment of Expenses and Liabilities. The Acquired Companies shall pay, on or prior to the Closing, the Acquired Company Transaction Expenses and the Outstanding Liabilities Amount; provided, that, Parent shall, at the Closing, make direct payments from the Cash Consideration to satisfy the Acquired Company Transaction Expenses Amount and the Outstanding Liabilities set forth on Schedule 4.6, pursuant to the wire instructions set forth on Schedule 4.6. Each of the parties listed on Schedule 4.6 shall execute a written acknowledgment, in a form reasonably acceptable to Parent, (the “Acknowledgements of Payment and Release”): (i) of the total amount of liabilities, fees, costs and expenses of any nature that is payable or was paid to such Person (and, if payable or paid in connection with this Agreement and any of the transactions contemplated by this Agreement, such amount shall include a reasonable amount for the liabilities, fees and expenses that such Person expects to incur following the Closing); and (ii) that, other than the amounts described in clause “(i)” above, it is not (and will not be) owed any other amount by any of the Acquired Companies. Kreos Capital II Limited shall execute written acknowledgments and releases in substantially the forms attached hereto as Exhibit F-1 and F-2 (the “Kreos Acknowledgement”).

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4.7 Employment Agreements. At or prior to the Closing, each of the employees set forth on Exhibit G shall execute and deliver to the Company and Parent an Employment Agreement or an amendment to an existing Employment Agreement in a form reasonably satisfactory to Parent.

4.8 Resignation of Officers and Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Closing the resignation of each officer and director of each of the Acquired Companies.

4.9 Release of Liens. The Acquired Companies shall obtain agreement, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to effect the release of all liens set forth in Schedule 4.9 hereto, as soon as practicable following the Closing.

4.10 FIRPTA Matters. At the Closing: (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of section 1.897 – 2(h)(1)(i) of the United States Treasury Regulations; and (b) the Company shall deliver to the IRS the notification required under section 1.897 - 2(h)(2) of the United States Treasury Regulations.

4.11 Audit and Preparation of Company Financial Statements. The Company shall, at the written request of Parent made anytime prior to the Closing Date, use its commercially reasonable efforts to assist Parent in the preparation and filing, on the earliest practicable date or dates after the date hereof, of Current Reports on Form 8-K for Parent containing the information required therein, including the audited and unaudited financial statements of Parent required by Rule 3-05 of Regulation S-X of the Securities and Exchange Commission together with the unqualified audit opinion of Brightman Almagor Zohar, an affiliate of Deloitte Touche Tohmatsu, and the consent of Brightman Almagor Zohar, an affiliate of Deloitte Touche Tohmatsu, and the pro forma financial information with respect to the transactions contemplated by this Agreement to the extent required by Article 11 of Regulation S-X of the SEC. Such financial statements shall present fairly in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and consolidated cash flows of the Company for the periods covered thereby, as applicable.

4.12 Employee Payout.

(a) Subject to Section 1.11, on the Closing Date, Parent shall pay to the Persons named in Schedule 4.12(a) the Aggregate Employee Cash Payout, as set forth in Schedule 4.12(a) (subject to deduction and withholding by Parent (or any subsidiary of Parent, as applicable) of all social security, Medicare and any other withholding required by applicable law in respect of the Aggregate Employee Cash Payout); provided, that, Parent shall be deemed to have paid such Persons the Aggregate Employee Cash Payout if Parent shall have wired the Aggregate Employee Cash Payout to the Company on the Closing Date and the Surviving Company shall make the cash payments to the individuals set forth in Schedule 4.12(a) on the date of the Surviving Company’s next payroll.

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(b) Subject to Section 1.11, as soon as practicable following the Closing Date, and subject to satisfaction of applicable Legal Requirements (including but not limited to Israeli Tax and securities Legal Requirements), Parent shall issue to the Persons named in Schedule 4.12(b) (together with the Persons set forth on Schedule 4.12(a), the “Employee Payout Recipients”) shares of Parent Common Stock equal in the aggregate to the Aggregate Employee Stock Payout pursuant to (x) Parent’s 2009 Equity Incentive Plan, in the case of Persons employed by the Company or (y) an Israeli supplement to Parent’s 2009 Equity Incentive Plan, in the case of Persons employed by the Israeli Subsidiary, in each case as set forth in Schedule 4.12(b) (subject to deduction and withholding by Parent (or any subsidiary of Parent, as applicable) as required by applicable law in respect of the Aggregate Employee Stock Payout). No fractional shares of Parent Common Stock shall be paid to Employee Payout Recipients pursuant to this Section 4.12(b). Parent shall be permitted to “round up” and “round down” to the nearest whole number in order in order to avoid issuing any fractional shares.

(c) The holders of Company Capital Stock, by the adoption of this Agreement, hereby approve the payment of the Aggregate Employee Cash Payout and Aggregate Employee Stock Payout to the Employee Payout Recipients.

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

5.1 Filings and Consents. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings and give all notices required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. The parties shall (upon request) promptly deliver to the other party a copy of each such filing made, each such notice given and each such Consent obtained by such party during the Pre-Closing Period.

5.2 Written Consent.

(a) The Company shall obtain the Required Stockholder Approval, and provide Parent with satisfactory evidence of the same, no later than 5:30 a.m. EST on the second trading day following the date hereof. Promptly after the date hereof, the Company shall, in accordance with its certificate of incorporation and bylaws and the applicable requirements of the DGCL (including Sections 228 and 262 of the DGCL), (i) prepare an information statement accurately describing this Agreement, the Merger, the other transactions contemplated by this Agreement and the provisions of Section 262 of the DGCL (the “Information Statement”), (ii) solicit the written consents of stockholders of the Company for the adoption of this Agreement, and (iii) cause a copy of the Information Statement to be delivered to the address on record for each stockholder of the Company who is entitled to vote upon adoption of this Agreement. The Information Statement shall include a statement to the effect that the board of directors of the Company unanimously recommends that the Company Stockholders execute written consents approving the Merger and adopting and approving this Agreement. The Information Statement and other materials to be submitted to the Company Stockholders shall be submitted in advance to Parent for Parent’s review and comment. The Company shall obtain the Additional Stockholder Approval, and provide Parent with satisfactory evidence of the same, no later than 5:30 a.m. EST on the third trading day following the date hereof.

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(b) If applicable, the Company shall promptly submit for approval by the Company Stockholders by the requisite vote (and in a manner satisfactory to Parent) any payments or benefits that Parent determines may constitute a “parachute payment” pursuant to Section 280G of the Code, such that all such payments and benefits shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code or shall be exempt from such treatment under such Section 280G, and deliver to Parent evidence satisfactory to Parent that a vote of the Company’s stockholders was received in conformance with Section 280G and the regulations thereunder, or that such requisite stockholder approval has not been obtained with respect to any payment or benefit that may be deemed to constitute a “parachute payment” within the meaning of Section 280G of the Code and as a consequence, that such “parachute payment” shall not be made or provided.

5.3 Israeli Regulatory Matters.

(a) The Acquired Companies shall use commercially reasonable efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to or filed by such party with any Israeli Governmental Body with respect to the Merger. Without limiting the generality of the foregoing the Acquired Companies shall provide appropriate notice to the OCS and the Investment Center as required by applicable Legal Requirements.

(b) As soon as reasonably practicable after the date of this Agreement, the Acquired Companies shall prepare and file with the ITA an application for a ruling:

(i) that either: (A) exempts Parent and the Acquired Companies and their agents from any obligation to withhold Israeli Tax at source from any consideration payable or otherwise deliverable pursuant to this Agreement to holders of Company Capital Stock, including (x) in connection with the delivery of consideration to the Paying Agent and (y) those set aside in the Escrow Fund, or clarifies that no such obligation exists; or (B) instructs Parent and the Acquired Companies and their agents how such withholding at source is to be performed, and the rate or rates of withholding to be applied (the “Israeli Withholding Tax Ruling”);

(ii) that confirms that: (A) the shares of Parent Common Stock issued in connection with the Merger are held in trust by the Israeli Options Trustee and the payment of consideration in respect of such Company Options directly to such trustee will not result in a requirement for an immediate Israeli Tax payment; (B) that the Israeli taxation will be deferred until the “exercise date” as defined under Section 102 of the Israeli Income Tax Ordinance (the “Israeli Option Tax Pre-Ruling” and together with the Israeli Withholding Tax Ruling, the “Israeli Tax Rulings”).

The Acquired Companies shall, and shall instruct their Representatives to, cooperate with Parent and its Israeli counsel and Representatives with respect to the preparation and filing of such applications and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Tax Rulings. Subject to the terms and conditions hereof, the parties shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Legal Requirements to obtain the Israeli Tax Ruling, as promptly as practicable. To

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avoid doubt, the Acquired Companies and their Representatives shall not make any application to the Israeli tax authorities with respect to any matter relating to the subject matter of the Israeli Tax Ruling without first consulting with Parent’s Israeli legal counsel, and will inform Parent’s counsel of the content of any discussions and meetings relating thereto. As of the Closing, the Stockholder Representative shall assume sole responsibility for the Israeli Tax Ruling.

(c) Each party to this Agreement shall: (i) give the other parties prompt notice of the commencement of any Legal Proceeding by or before any Israeli Governmental Body with respect to the Merger; (ii) keep the other parties informed as to the status of any such Legal Proceeding; and (iii) promptly inform the other parties of any communication with the Investment Center, the Companies Registrar or any other Israeli Governmental Body regarding the Merger. The parties to this Agreement shall consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Israeli Legal Proceeding or Consent of any Israeli Governmental Body relating to the Merger.

5.4 Other Regulatory Approvals; Reasonable Efforts.

(a) In addition to the obligations pursuant to Section 5.3 each party to this Agreement shall use commercially reasonable efforts to file, as promptly as reasonably practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Acquired Companies and Parent shall prepare and file any documents necessary to comply with foreign antitrust Legal Requirements (collectively, “Antitrust Laws”). The Company and Parent each shall promptly (a) supply the other party with any information that may be required in order to effectuate such filings and (b) supply any additional information that reasonably may be required by foreign Governmental Bodies and that the parties may reasonably deem appropriate. Each of the Company and Parent will notify the other party promptly upon the receipt of (i) any comments from any officials of foreign Governmental Bodies in connection with any filings made pursuant hereto and (ii) any request by any officials of foreign Governmental Bodies for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that results in either the Acquired Companies or Parent supplementing any filing made pursuant to this Section 5.4, the Acquired Companies or Parent, as the case may be, will promptly inform the other party of its belief that it will need to supplement its filing and will cooperate with the other party in supplementing its filing with the applicable Governmental Body. Each of the Company and Parent shall give the other party prompt notice of the commencement or known threat of commencement of any proceeding by or before any Governmental Body with respect to any of the other transactions contemplated by this Agreement, keep the other party informed as to the status of any such proceeding or threat and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such proceeding.

(b) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement to: (i) dispose of or transfer or cause any of its subsidiaries to dispose of or transfer any assets, or to commit to cause any

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of the Acquired Companies to dispose of any assets; (ii) discontinue or cause any of its subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Companies to discontinue offering any product or service; (iii) license or otherwise make available, or cause any of its subsidiaries to license or otherwise make available, to any Person, any technology, software or other Intellectual Property or Intellectual Property Right, or to commit to cause any of the Acquired Companies to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right; (iv) hold separate or cause any of its subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Companies to hold separate any assets or operations; (v) make or cause any of its subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Companies; (vi) take or commit to take any other action that limits Parent’s freedom of action with respect to, or its ability to retain, its subsidiaries or any of the Acquired Companies or any material portions thereof or any of the businesses, product lines, properties or assets of its subsidiaries or any of the Acquired Companies; or (vii) commence any Legal Proceeding against any Entity in order to facilitate the consummation of the Merger or to defend against any Legal Proceeding brought by any Governmental Body or other Person seeking to prevent the consummation of the Merger.

5.5 Public Announcements. During the Pre-Closing Period, neither the Acquired Companies on the one hand nor Parent on the other hand shall issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without the prior written consent of the other party.

5.6 Best Efforts. During the Pre-Closing Period, (a) the Acquired Companies shall use commercially reasonable efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis, and (b) Parent and Merger Sub shall use commercially reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

5.7 Employee Notification. To the extent any employee notification or consultation requirements are imposed on the Acquired Companies by applicable Legal Requirements with respect to the Merger, the Acquired Companies shall ensure that such requirements are complied with prior to the Effective Time.

5.8 Rule 144 Reporting. Parent agrees to use commercially reasonable efforts to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144 of the Securities Act;

(b) file with the SEC, in a timely manner, all reports and other documents required of Parent under the Exchange Act; and

(c) So long as a holder of Company Capital Stock owns any Parent Common Stock issued pursuant to Section 1.5 of this Agreement, furnish to such holder forthwith upon reasonable request: a written statement by Parent as to its compliance with the Exchange Act and a copy of the most recent annual or quarterly report of Parent filed with the SEC and such other reports and documents of Parent filed with the SEC as such holder may reasonably request to avail itself of any similar rule or regulation of the SEC allowing it to sell any such securities without registration;

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provided, that, the obligations of Parent under this Section 5.8 shall terminate on the earliest date that Rule 144 or another similar exemption under the Securities Act is available for the sale of the shares of Parent Common Stock issued pursuant to Section 1.5.

5.9 Indemnification of Directors and Officers.

(a) If the Merger is consummated, for a period of six (6) years following the Effective Time, Parent will cause the Acquired Companies to fulfill and honor the obligations of the Acquired Companies pursuant to any indemnification contracts listed on the Disclosure Schedule between the Acquired Companies and their directors and officers (the “Company Indemnified Parties”) and any indemnification provisions under the Company’s Ninth Amended and Restated Certificate of Incorporation and bylaws (in each case as in effect on the date of this Agreement), subject to any limitations under applicable law. The Acquired Companies hereby represent and warrant to Parent that no claim for indemnification has been made by any director or officer of the Acquired Companies and, to the Knowledge of the Company, no basis exists for any such claim for indemnification. Nothing in this Section 5.9 shall be construed to limit any right that Parent would otherwise have to obtain indemnification or compensation from the Escrow Fund in connection with any claim for indemnification by any of the Company Indemnified Parties or any matter underlying any such claim.

(b) The Company shall purchase a tail insurance policy to the Acquired Companies’ existing directors’ and officers’ liability insurance for a period of not less than six (6) years after the Effective Time at a premium in the aggregate not in excess of 250% of the current year’s premium for such insurance; provided, however, that Parent shall be responsible for one half the premiums for insurance under this Section 5.9.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations. Each of the representations and warranties made by the Acquired Companies in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement that (a) is qualified as to materiality or Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made at the Closing Date (without giving effect to any update to the Disclosure Schedule) and (b) that is not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made at the Closing Date (without giving effect to any update to the Disclosure Schedule).

6.2 Performance of Covenants. All of the covenants and obligations that the Acquired Companies are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

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6.3 Stockholder Approval. The Merger shall have been duly approved and this Agreement shall have been duly adopted and approved by the Required Stockholder Approval. The number of shares of Company Capital Stock that approve this Agreement and the Merger shall constitute no less than 95% of the Company Capital Stock outstanding immediately prior to the Closing (the “Additional Stockholder Approval”).

6.4 Consents. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Part 2.21 of the Disclosure Schedule) shall have been obtained and shall be in full force and effect.

6.5 No Material Adverse Effect. Between the date of this Agreement and the Closing Date, there shall not have been any Material Adverse Effect on the Acquired Companies, taken as a whole, and no event shall have occurred or circumstance shall exist that could reasonably be expected to have or result in a Material Adverse Effect on the Acquired Companies, taken as a whole.

6.6 Agreements and Documents. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) Employment Agreements in a form reasonably satisfactory to Parent, executed by the individuals identified on Exhibit D and Non-Competition Agreements in a form reasonably satisfactory to Parent executed by the individuals identified on Exhibit D;

(b) Employment Agreements or amendments to existing Employment Agreements in a form reasonably satisfactory to Parent, executed by the individuals identified on Exhibit G;

(c) a legal opinion of Amit, Pollak, Matalon & Co. Advocates and Notary, dated as of the Closing Date, substantially in the form of Exhibit H and a legal opinion of Nixon Peabody LLP, dated as of the Closing Date, substantially in the form of Exhibit I;

(d) a certificate executed by the Acquired Companies and containing the representation and warranty that each of the representations and warranties set forth in Section 2 is accurate in all respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.10 and 6.13 have been duly satisfied (the “Company Closing Certificate”); and

(e) written resignations of all directors of the Acquired Companies, effective as of the Effective Time.

(f) a certificate executed by the Secretary of the Company attaching and certifying the Company’s current certificate of incorporation, bylaws and the resolutions of the Company’s board of directors and stockholders approving and adopting this Agreement, the Merger and the other transactions contemplated by this Agreement;

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(g) a certificate executed by the Secretary of the Israeli Subsidiary attaching and certifying the Israeli Subsidiary’s current Articles of Association and Memorandum of Association;

(h) a certificate executed by the Secretary of the BVI Subsidiary attaching and certifying the BVI Subsidiary’s current Articles of Association and Memorandum of Association;

(i) the Certificate of Merger, executed by the Company;

(j) the Acknowledgements of Payment and Release;

(k) (A) a long-form certificate of good standing from the Secretary of State of the State of Delaware which is dated within ten (10) business days prior to Closing with respect to the Company and (B) a certificate of good standing from the applicable British Islands agency which is dated within ten (10) business days prior to Closing with respect to the BVI Subsidiary;

(l) a Certificate of Status of Foreign Corporation of the Company from the applicable Governmental Authority in each of California, Colorado, Massachusetts, New York and Texas, all of which are dated within ten (10) business days prior to the Closing;

(m) Company Stockholder Certifications in the form set forth on Exhibit J executed and delivered by each Company Stockholder entitled to Stock Consideration pursuant to Section 1.5;

(n) a spreadsheet (the “Closing Payment Schedule”), duly certified by an officer of the Company setting forth: (i) the Closing Stockholder Cash Consideration and the Closing Stockholder Stock Consideration that each holder of Company Capital Stock, Company Options and Company Warrants is entitled to receive; (ii) the Closing Company Share Number; (iii) the Outstanding Liabilities Amount; (iv) the Acquired Company Transaction Expense Amount; (v) the Company Proposed Total Asset Adjustment Amount; (vi) the Aggregate Employee Cash Payout and Aggregate Employee Stock Payout that each Employee Payout Recipient is entitled to receive; (vii) the name and address of each of the holders of the Company Capital Stock, Company Options and Company Warrants and each Employee Payout Recipient as of immediately prior to the Effective Time; (viii) the number of shares of Company Capital Stock of each class and series held by each such stockholder immediately prior to the Effective Time; and (ix) the amount to be contributed to the Escrow Fund on behalf of each Indemnitor pursuant to Section 1.11;

(o) each employee of the Acquired Companies listed on Schedule 6.6(o) shall have signed a release, in a form reasonably satisfactory to Parent, releasing the Acquired Companies and the Company Affiliates from all claims related to stock, stock options, or any other ownership interests in the Acquired Companies and their Affiliates;

(p) the Escrow Agreement, substantially in the form of Exhibit E, executed by the Escrow Agent and the Stockholders’ Representative;

(q) Schedule 1.14(d) in a form to be mutually agreed upon by Parent and the Company and Schedule 4.6 and Schedule 4.12, in a form reasonably satisfactory to Parent; and

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(r) the Kreos Acknowledgments.

6.7 FIRPTA Compliance. The Company shall have filed with the IRS the notification referred to in Section 4.10.

6.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

6.9 No Legal Proceedings. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of damages in connection with the Merger or seeking to prohibit or limit the exercise by Parent of any right pertaining to its ownership of stock of the Surviving Corporation.

6.10 Employees. All of the Key Employees and 80% of the remaining employees of the Acquired Companies as of the date of the Agreement shall be employed by the Acquired Companies and no such employee shall have notified the Acquired Companies of his/her intention to terminate employment with, the Acquired Companies.

6.11 Reserved

6.12 Reserved

6.13 Exercise or Termination of Certain Company Options and Company Warrants. All outstanding Company Options and all outstanding Company Warrants will have expired or have been terminated on or prior to the Effective Time and the Company shall have delivered to Parent written evidence satisfactory to Parent of such termination or expiration. Each holder of unexercised Company Options and Company Warrants shall have signed the documentation referenced in Section 1.6.

6.14 Antitrust Approvals. Any Governmental Authorization or other Consent required to be obtained with respect to the Merger under any applicable Antitrust Law shall have been obtained and shall remain in full force and effect, and no such Governmental Authorization or other Consent so obtained shall require, contain or contemplate any term, limitation, condition or restriction that Parent determines in good faith to be materially burdensome.

6.15 Israeli Matters.

(a) The Acquired Companies shall have provided appropriate notice to the OCS and the Investment Center as required by applicable Legal Requirements.

(b) The Acquired Companies shall have obtained the Israeli Withholding Tax Ruling.

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SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

7.1 Accuracy of Representations. Each of the representations and warranties made by Parent and Merger Sub in this Agreement that (a) is qualified as to materiality or Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made at the Closing Date and (b) that is not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made at the Closing Date.

7.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects; provided, that, the obligations of Parent pursuant to the second sentence of Section 1.8(a) and the first sentence of Section 1.11(a) shall have been complied with and performed in all respects.

7.3 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.4 Documents. The Company shall have received the following documents:

(a) the Certificate of Merger duly executed by the Merger Sub;

(b) a certificate executed by Parent and containing the representation and warranty of Parent that the conditions set forth in Sections 7.1 and 7.2 have been satisfied;

(c) a legal opinion of Cooley Godward Kronish LLP, substantially in the form of Exhibit K; and

(d) the Escrow Agreement, substantially in the form of Exhibit E, executed by Parent.

SECTION 8. TERMINATION

8.1 Termination Events. This Agreement may be terminated prior to the Closing:

(a) by Parent if Parent reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);

(b) by the Company if the Company reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible (other than as a result of any failure on the part of the Acquired Companies to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);

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(c) by Parent on or after March 31, 2010, if any condition set forth in Section 6 has not been satisfied by March 31, 2010 (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);

(d) by the Company on or after March 31, 2010, if any condition set forth in Section 7 has not been satisfied by March 31, 2009 (other than as a result of any failure on the part of the Acquired Companies to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);

(e) by Parent, if the Required Stockholder Approval has not been obtained by the Company no later than 5:30 a.m. EST on second trading day following the date hereof;

(f) by Parent if the Closing has not taken place on or before March 31, 2010 (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement);

(g) by the Company if the Closing has not taken place on or before March 31, 2010 (other than as a result of any failure on the part of the Acquired Companies to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent); or

(h) by the mutual consent of Parent and the Company.

8.2 Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 8.1(a), Section 8.1(c), Section 8.1(e) and Section 8.1(f), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(g), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

8.3 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Acquired Companies nor Parent shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10; and (c) the Acquired Companies shall, in all events, remain bound by and continue to be subject to Section 5.5.

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SECTION 9. INDEMNIFICATION, ETC.

9.1 Survival of Representations, Etc.

(a) Subject to Sections 9.1(b) and 9.1(d), the representations and warranties made by the Acquired Companies (including the representations and warranties set forth in Section 2 and the representations and warranties set forth in the Company Closing Certificate) shall survive the Closing and shall expire 15 months following the Closing Date; provided, however, that if, at any time prior to the 15 months following the Closing Date, any Indemnitee delivers to the Stockholders’ Representative a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Acquired Companies (and setting forth in reasonable detail the basis for such Indemnitee’s belief that such an inaccuracy or breach exists and if then known the amount and method of calculation of Damages) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the fifteen month anniversary of the Closing (but only for the sole purpose of remaining in effect in order to permit such claim to be fully and finally resolved, and not with respect to any claims which may be made after the expiration date) until such time as such claim is fully and finally resolved. The representations and warranties made by Parent and Merger Sub in Section 3 shall expire on the Closing Date; provided, that, nothing contained in this Section 9.1 or elsewhere in this Agreement shall limit any rights or remedy existing at law or in equity or by statute, or otherwise and conferred upon holders of Parent Common Stock. The agreements, covenants and other obligations of the parties hereto shall survive the Closing and the Effective Time in accordance with their respective terms.

(b) Notwithstanding anything to the contrary contained in Section 9.1(a), the representations and warranties set forth in Sections 2.1(a), 2.3 and 2.20 (the “Specified Representations”) shall survive the Closing and shall expire on the applicable statute of limitations; provided, however, that if, at any time prior to any such expiration date, any Indemnitee delivers to the Stockholders’ Representative a written notice alleging the existence of an inaccuracy in or a breach of any of the applicable representations and warranties (and setting forth in reasonable detail the basis for such Indemnitee’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.

(c) Subject to updates to the Disclosure Schedule permitted for the purposes of Section 9 of the Disclosure Schedule pursuant to Section 4.4(b), the representations and warranties made by the Acquired Companies, and the covenants and obligations of each of the Acquired Companies, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or Knowledge of, any of the Indemnitees or any of their Representatives.

9.2 Indemnification by Holders of Eligible Company Securities.

(a) From and after the Effective Time (but subject to Section 9.1(a)), each holder of Company Capital Stock who shall have received, or shall be entitled to receive, consideration pursuant to Section 1.5 and each Employee Payout Recipient (such Persons being collectively referred to as the “Indemnitors”), shall jointly and severally hold harmless, indemnify and defend each of

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the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise directly or indirectly become subject (regardless of whether or not such Damages relate to any third party claim) and which arise directly or indirectly from or as a result of, or are directly or indirectly connected with:

(i) any inaccuracy in or breach of any representation or warranty made by the Acquired Companies in this Agreement as of the date of this Agreement (in each case, without giving effect to any update to the Disclosure Schedule);

(ii) any inaccuracy in or breach of any representation or warranty made by the Acquired Companies in this Agreement as if such representation or warranty was made on and as of the Closing, in the Closing Company Certificate or in any of the amounts set forth in the Closing Payment Schedule (in each case, after giving effect to any update to the Disclosure Schedule as set forth in Section 4.4);

(iii) any material breach of any covenant or obligation of the Acquired Companies in this Agreement or in any other agreement delivered by the Acquired Companies to Parent in connection with the transactions contemplated by this Agreement;

(iv) any unfunded severance that would be payable (if any) according to Israeli law to the Israeli Subsidiary’s Employees pursuant to Israeli law by the Surviving Corporation or Parent, in each case, as of December 31, 2009;

(v) any matter set forth on Schedule 9.2(a)(v);

(vi) any Excess Payments;

(vii) any indemnification pursuant to Section 1.14(c); and

(viii) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause (i) or (ii) above or relating to clauses (iii), (iv), (v), (vi) or (vii) above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9).

(b) It is understood and agreed that if any Acquired Company suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of such Acquired Company as an Indemnitee) Parent shall also be deemed, by virtue of its direct or indirect ownership of the stock of such Acquired Company, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

(c) Any indemnity payment made pursuant to Section 9 shall be treated as an adjustment to the merger consideration for Tax purposes, unless a final determination with respect to the Indemnitee causes such payment to be treated other than as an adjustment to the amount of the merger consideration for federal income Tax purposes.

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9.3 Threshold.

(a) Subject to Section 9.3(b), the Indemnitors shall not be required to make any indemnification payment pursuant to Section 9.2(a)(i) or (ii) until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $200,000 in the aggregate. If the total amount of such Damages exceeds $200,000, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for all Damages in excess of $200,000.

(b) The limitations that are set forth in Section 9.3(a) shall not apply: (i) in the case of fraudulent or intentional misrepresentation; (ii) to inaccuracies in or breaches of the Specified Representations; or (iii) any inaccuracies in any of the amounts set forth in the Closing Payment Schedule.

9.4 Maximum Liability.

(a) Subject to Sections 9.4(b), (c) and (d), the Escrow Fund shall be the exclusive means for Indemnitees to collect any Damages under this Agreement and the aggregate liability of Indemnitors.

(b) The limitations set forth in Section 9.4(a) shall not apply: (i) in the case of fraudulent or intentional misrepresentation; (ii) to inaccuracies in or breaches of any of the Specified Representations; (iii) to indemnification pursuant to Section 9.2(a)(viii) (to the extent related to any of the matters referred to in clauses (i) and (ii) of this sentence).

(c) Except (i) in the case of fraudulent or intentional misrepresentation and (ii) to indemnification pursuant to Section 9.2(a)(viii) (to the extent related to any of the matters referred to in clause (i) of this sentence), the aggregate liability (including indemnification pursuant to the Escrow Fund) of each Indemnitor shall not exceed the portion of the Aggregate Merger Consideration payable to such Indemnitor (including pursuant to Sections 1.5, 1.14 and 4.12) (as compared to the Aggregate Merger Consideration payable to all Indemnitors). The Indemnitees shall have recourse to the Escrow Fund with respect to any Damages which arise from or as a result of, or are connected with fraudulent or intentional misrepresentation (irrespective of the Person who actually participated in or had Knowledge of such fraudulent or intentional misrepresentation).

(d) Nothing in this Agreement shall limit the rights or remedies of any Indemnitee against any particular Indemnitor, or the Liability of any particular Indemnitor, for a breach by such particular Indemnitor of any provision of any agreement (other than this Agreement) executed and delivered by such Indemnitor in connection with the transactions contemplated by this Agreement).

9.5 No Contribution. Each Indemnitor waives, and acknowledges and agrees that the Indemnitor shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Merger Sub or the Company in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement or any other agreement or document delivered to Parent in connection with this Agreement.

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9.6 Procedure for recovery from Escrow Fund.

(a) In order to seek indemnification under this Section 9, an Indemnitee shall deliver a written demand (an “Indemnification Demand”) to the Stockholders’ Representative and the Escrow Agent which contains (i) a description and the amount (the “Asserted Damages Amount”) of any Damages incurred or reasonably expected to be incurred by the Indemnitee, (ii) a statement that the Indemnitee is entitled to indemnification under this Section 9 for such Damages and a reasonable explanation of the basis therefor and (iii) a demand for payment in the amount of such Damages.

(b) Within twenty days after delivery of an Indemnification Demand to the Stockholders’ Representative, the Stockholders’ Representative shall deliver to the Indemnitee a written response (the “Response”) in which the Stockholders’ Representative shall: (i) agree that the Indemnitee is entitled to receive all of the Asserted Damages Amount (in which case, pursuant to a written instruction executed by Parent and the Stockholders’ Representative and subject to the limitations of this Section 9, the Escrow Agent shall deduct from the Escrow Fund an amount equal to the Asserted Damages Amount, first applied against cash in the Escrow Fund and second (following exhaustion of cash in the Escrow Fund, subject to the limitation set forth in Section 3.4 of the Escrow Agreement) applied against such number of shares of Parent Common Stock in the Escrow Fund as have an aggregate Value equal to the Asserted Damages Amount less any cash applied thereto); (ii) agree that the Indemnitee is entitled to receive part, but not all, of the Asserted Damages Amount (such portion, the “Agreed Portion”) (in which case, pursuant to a written instruction executed by Parent and the Stockholders’ Representative and subject to the limitations of this Section 9, the Escrow Agent shall deduct from the Escrow Fund an amount equal to the Agreed Portion, first applied against cash in the Escrow Fund and second (following exhaustion of cash in the Escrow Fund, subject to the limitation set forth in Section 3.4 of the Escrow Agreement) applied against such number of shares of Parent Common Stock in the Escrow Fund as have an aggregate Value equal to the Agreed Portion less any cash applied thereto); or (iii) dispute that the Indemnitee is entitled to receive any of the Asserted Damages Amount.

(c) In the event that the Stockholders’ Representative shall (i) dispute that the Indemnitee is entitled to receive any of the Asserted Damages Amount, or (ii) agree that the Indemnitee is entitled to only the Agreed Portion of the Asserted Damages Amount, the Stockholders’ Representative and Indemnitee shall attempt in good faith to agree upon the rights of the respective parties with respect to each of the indemnification claims that comprise the Asserted Damages Amount (or the portion of the Asserted Damages Amount not comprising the Agreed Portion). If the Stockholders’ Representative and Indemnitee should so agree, a memorandum setting forth such agreement shall be prepared and signed by both such Parties (in which case, pursuant to a written instruction executed by Parent and the Stockholders’ Representative and subject to the limitations of this Section 9, the Escrow Agent shall deduct from the Escrow Fund an amount equal to the agreed amount of Damages, first applied against cash in the Escrow Fund and second (following exhaustion of cash in the Escrow Fund, subject to the limitation set forth in Section 3.4 of the Escrow Agreement) applied against such number of shares of Parent Common Stock in the Escrow Fund as have an aggregate Value equal to the agreed amount of Damages less any cash applied thereto). If no such agreement can be reached after good faith negotiation within sixty days after delivery of a Response, either Indemnitee or the Stockholders’ Representative may demand arbitration of any matter set forth in the applicable Indemnification Demand. The matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to

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Indemnitee and the Stockholders’ Representative. In the event that, within thirty days after submission of any dispute to arbitration, Parent and the Stockholders’ Representative cannot mutually agree on one arbitrator, then the parties shall arrange for the American Arbitration Association to designate a single arbitrator in accordance with the rules of the American Arbitration Association.

(d) Any such arbitration shall be held in New York, New York, under the rules and procedures then in effect of the American Arbitration Association. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of the arbitrator and the administrative fee of the American Arbitration Association. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing Parent and the Stockholders’ Representative an opportunity, adequate in the sole judgment of the arbitrator to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any indemnification claim in such Indemnification Demand shall be subject to the limitations set forth in this Agreement and final, binding and conclusive upon the parties (in which case, upon receipt of such decision of the arbitrator and subject to the limitations of this Section 9, the Escrow Agent shall deduct from the Escrow Fund an amount equal to the agreed amount of Damages, first applied against cash in the Escrow Fund and second (following exhaustion of cash in the Escrow Fund, subject to the limitation set forth in Section 3.4 of the Escrow Agreement) applied against such number of shares of Parent Common Stock in the Escrow Fund as have an aggregate Value equal to the agreed amount of Damages less any cash applied thereto). Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. The reasonable fees, expenses and costs of Parent associated with the arbitration process shall be considered “Damages” for purposes of this Agreement.

9.7 Defense of Third Party Claims.

(a) In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against Merger Sub or the Acquired Companies, against Parent or against any other Person) with respect to which any Indemnitor may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to Section 9, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own with counsel reasonably satisfactory to the Stockholders’ Representative. If Parent so proceeds with the defense of any such claim or Legal Proceeding:

(i) subject to the other provisions of Section 9, all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Indemnitors;

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(ii) each Indemnitor shall make available to Parent any documents and materials in his possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

(iii) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding; provided, however, that if Parent settles, adjusts or compromises any such claim or Legal Proceeding without the consent of the Stockholders’ Representative, such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Damages incurred by the Indemnitee in connection with such claim or Legal Proceeding (it being understood that if Parent requests that the Stockholders’ Representative consent to a settlement, adjustment or compromise, the Stockholders’ Representative shall not unreasonably withhold or delay such consent).

(b) Parent shall give the Stockholders’ Representative prompt notice of the commencement of any such Legal Proceeding against Parent, Merger Sub or the Acquired Companies; provided, however, that any failure on the part of Parent to so notify the Stockholders’ Representative shall not limit any of the obligations of the Indemnitors under Section 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding). If Parent does not elect to proceed with the defense of any such claim or Legal Proceeding, the Stockholders’ Representative may proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to Parent; provided, however, that the Stockholders’ Representative may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of Parent (which consent may not be unreasonably withheld or delayed).

9.8 Exercise of Remedies by Indemnitees Other than Parent. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

9.9 Release from Escrow Fund. Promptly following the 15 month anniversary of the Closing Date, the Escrow Agent shall directly (or through a Payment Agent) distribute any cash and shares of Parent Common Stock remaining in the Escrow Fund to the Indemnitors in accordance with the terms of this Section 9.9 and the Escrow Agreement. Notwithstanding the foregoing, if on or prior to the 15 month anniversary of the Closing Date, any Indemnitee has made an Indemnification Demand containing a claim which has not been resolved prior to the 15 month anniversary of the Closing Date, the Escrow Agent shall hold back from such distribution and retain in the Escrow Fund after such date an amount equal to the Asserted Damages Amount or contested portion of the Asserted Damages Amount, as the case may be, with respect to all claims which have not then been resolved (the “Holdback Amount”), first applied against cash in the Escrow Fund and second (following exhaustion of cash in the Escrow Fund, subject to the limitation set forth in Section 3.4 of the Escrow Agreement) applied against such number of shares of Parent Common Stock in the Escrow Fund as have an aggregate Value equal to the Holdback Amount less any cash applied thereto, until such claims are resolved.

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SECTION 10. MISCELLANEOUS PROVISIONS

10.1 Stockholders’ Representative.

(a) In order to efficiently administer certain matters contemplated hereby following the Closing, including the defense or settlement of any claims for which Indemnitees may be entitled to indemnification pursuant to Section 9, by the adoption of this Agreement, the Indemnitors shall be deemed to have designated a representative of E. Shalev Management 2000 (1999) Ltd. (who initially shall be Mr. Hadar Kiriati) as the representative of the Indemnitors for the purposes of this Agreement and the Escrow Agreement (the “Stockholders’ Representative”).

(b) In the event the Stockholders’ Representative dies, becomes unable to perform his or her responsibilities hereunder or resigns from such position, the Indemnitors who hold a majority in interest of the Escrow Fund at such time shall be authorized to and shall select another representative to fill such vacancy and such substituted representative shall be deemed to be a Stockholders’ Representative for all purposes of this Agreement and the documents delivered pursuant hereto.

(c) All decisions and actions by the Stockholders’ Representative pursuant to this Agreement or the Escrow Agreement, including any agreement between the Stockholders’ Representative and Parent relating to the defense or settlement of any claims for which Parent or the Surviving Corporation may be entitled to indemnification pursuant to Section 9, shall be binding upon all of the Indemnitors, and no Indemnitors shall have the right to object, dissent, protest or otherwise contest any such decision or action.

(d) As between the Indemnitors and the Stockholders’ Representative, the Stockholders’ Representative shall not be liable for any act done or omitted hereunder or under the Escrow Agreement as Stockholders’ Representative while acting in good faith, and any act done or omitted to be done pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Stockholders’ Representative shall be entitled to be indemnified and held harmless by the Indemnitors against any loss, liability or expense incurred without bad faith on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration of his/her duties hereunder or under the Escrow Agreement.

(e) By their adoption of this Agreement, the Indemnitors shall be deemed to have agreed, in addition to the foregoing, that:

(i) The Stockholders’ Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Indemnitor, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement and the Escrow Agreement. The Stockholders’ Representative hereby accepts such appointment.

(ii) Parent shall be entitled to rely conclusively on the instructions and decisions given or made by the Stockholders’ Representative as to any of the matters described in this Section 10.1(e), and no party shall have any cause of action against Parent for any action taken by Parent in reliance upon any such instructions or decisions;

(iii) all actions, decisions and instructions of the Stockholders’ Representative shall be conclusive and binding upon all of the Indemnitors, and no Indemnitor shall have any cause of action against the Stockholders’ Representative for any action taken, decision made or instruction given by the Stockholders’ Representative under this Agreement or the Escrow Agreement, except for fraud or willful breach of this Agreement on the part of the Stockholders’ Representative;

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(iv) the provisions of this Section 10.1(e) are independent and severable, are irrevocable and coupled with an interest, and shall be enforceable notwithstanding any rights or remedies that any Indemnitor may have in connection with the transactions contemplated by this Agreement; and

(f) the provisions of this Section 10.1 shall be binding upon the executors, heirs, legal representatives successors and assigns of each Indemnitor, and any references in this Agreement to the Indemnitors shall mean and include the successors to the Indemnitor’s rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

10.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

10.3 Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company’s business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Merger.

10.4 Attorneys’ Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

10.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent:

Dot Hill Systems Corp.

2200 Faraday Avenue, Suite 100

Carlsbad, CA 92008

Attention: Hanif I. Jamal

Tel: (760) 931-5500

Fax: (760) 931-5527

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with a copy to:

Cooley Godward Kronish LLP

4401 Eastgate Mall

San Diego, CA 92122

Attention: Thomas A. Coll, Esq.

Tel: (858) 550-6000

Fax: (858) 550-6420

if to the Company:

Cloverleaf Communications Inc.

3 Crossways Park Drive West

Woodbury, NY 11797

Attention: Richard Bauer

Tel: (516) 496-2080

Fax: (516) 496-2324

with a copy to:

Amit, Pollak, Matalon & Co. Advocates and Notary

Nitsba Tower, 19th Floor

17 Yitzhak Sadeh St., Tel Aviv 67775 Israel

Attention: Ian Rostowsky, Adv.

Tel: +972-3-5689000

Fax: +972-3-5689001

if to the Stockholder’s Representative:

E. Shalev Management 2000 (1999) Ltd.

11 Hamenofim Street; Bldg B

Herzliya 46773

Israel

Attention: Hadar Kiriati.

Tel: +972-9-9729012

Fax: +972-9-9729001

10.6 Confidentiality. Parent and the Company acknowledge that they have previously executed the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms. All information contained (i) herein or (ii) in the Disclosure Schedule shall be deemed to be “Information” (as defined and subject to the exceptions contained in the Confidentiality Agreement) until the Closing Date.

68.

10.7 Time of the Essence. Time is of the essence of this Agreement.

10.8 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

10.10 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

10.11 Successors and Assigns. This Agreement shall be binding upon: the parties and their successors and assigns (if any). Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person. During the Pre-Closing Period, the Acquired Companies shall not assign any of their rights under this Agreement, in whole or in party, to any Person without obtaining the consent or approval of Parent.

10.12 Remedies Cumulative; Specific Performance. Notwithstanding anything to the contrary set forth in this Agreement, the rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

10.13 Waiver.

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

69.

10.14 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

10.15 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.16 Parties in Interest. Except for the provisions of Section 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

10.17 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time, or (b) the date on which such Confidentiality Agreement is terminated in accordance with its terms.

10.18 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

70.

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

DOT HILL SYSTEMS CORPORATION, a Delaware corporation

By:	/S/ HANIF I. JAMAL
HANIF I. JAMAL,
CHIEF FINANCIAL OFFICER

TELLURIDE ACQUISITION SUB, INC., a Delaware corporation

By:	/S/ HANIF I. JAMAL
HANIF I. JAMAL,
CHIEF FINANCIAL OFFICER

CLOVERLEAF COMMUNICATIONS INC., a Delaware corporation

By:	/S/ RICHARD J. BAUER
RICHARD J. BAUER,
CHIEF EXECUTIVE OFFICER

CLOVERLEAF COMMUNICATIONS (ISRAEL) LTD., an Israeli company

By:	/S/ EDDY SHALEV
EDDY SHALEV,
DIRECTOR

CLOVERLEAF COMMUNICATIONS CORPORATION (BVI), a British Virgin Islands company

By:	/S/ RICHARD BAUER
Name:	RICHARD BAUER
Title:	CEO

STOCKHOLDERS’ REPRESENTATIVE E. SHALEV MANAGEMENT 2000 (1999) LTD.

By:	/S/ HADAR KIRIATI
HADAR KIRIATI

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION SIGNATURE PAGE

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acknowledgements of Payment and Release. “Acknowledgements of Payment and Release” shall have the meaning set forth in Section 4.6 of the Agreement.

Acquired Company Contract. “Acquired Company Contract” shall mean any Contract: (a) to which any Acquired Company is a party; (b) by which any of the Acquired Companies or any of their assets is or may become bound or under which any of the Acquired Companies has, or may become subject to, any obligation; or (c) under which any of the Acquired Companies has or may acquire any right or interest.

Acquired Company Transaction Expense. “Acquired Company Transaction Expense” shall mean all liabilities, fees, costs and expenses that have been incurred or that are incurred (whether prior to the date of the Agreement, during the Pre-Closing Period or at or after the Effective Time) by or on behalf of any of the Acquired Companies relating directly or indirectly to, or arising from or in connection with, the transactions contemplated by the Agreement, including (a) any fees, costs or expenses payable to the Company Counsel or to any financial advisor, investment bank, accountant or other Person who performed services for or on behalf of the Acquired Companies, or who is otherwise entitled to any compensation from the Acquired Companies, in connection with the Agreement or any of the transactions contemplated by the Agreement, and (b) any fees, costs, expenses, severance (other than severance obligations included in the definition of Outstanding Liabilities), liabilities or obligations that arise or are expected to arise, including as a result of applicable Legal Requirements, are triggered or become due or payable in whole or in part to vendors, customers, employees, consultants, or the Payment Agent, as a direct result of the consummation of the Merger or any of the other transactions contemplated by the Agreement. Notwithstanding the foregoing, the Outstanding Liabilities Amount and the salaries of Acquired Company personnel who are involved in the transactions pursuant to this Agreement and the costs of the virtual data room, shall not be Acquired Company Transaction Expenses.

Acquired Company Transaction Expense Amount. “Acquired Company Transaction Expense Amount” shall mean the Acquired Company Transaction Expense that is outstanding as of the Closing and paid out of pursuant to Section 4.6 of the Agreement.

Acquired Companies. “Acquired Companies” shall mean the Company, the Israeli Subsidiary and the BVI Subsidiary, individually and collectively.

Acquired Company Product. “Acquired Company Product” shall mean any product or service designed, developed, manufactured, marketed, distributed, provided, licensed, or sold at any time by the Acquired Companies.

Acquisition Inquiry. “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent) that could reasonably be expected to lead to an Acquisition Proposal.

1.

Acquisition Proposal. “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Parent) contemplating or otherwise relating to any Acquisition Transaction.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction involving:

(a) the sale, license, disposition or acquisition of all or a material portion of any of the Acquired Companies’ business or assets;

(b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of any of the Acquired Companies (other than Company Common Stock issued to employees of the Acquired Companies, upon exercise of Company Options, Company Warrants or otherwise, in routine transactions in accordance with the Company’s past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of any of the Acquired Companies (other than stock options granted to employees of the Acquired Companies in routine transactions in accordance with the Company’s past practices), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of any of the Acquired Companies; or

(c) any merger, consolidation, business combination, reorganization or similar transaction involving any of the Acquired Companies.

Additional Stockholder Approval. “Additional Stockholder Approval” shall have the meaning set forth in Section 6.3.

Affiliated Group. “Affiliated Group” shall mean any affiliated group within the meaning of Code section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

Aggregate Employee Cash Payout. “Aggregate Employee Cash Payout” shall mean 0.20 times the Aggregate Employee Payout.

Aggregate Employee Cash Payout Escrow Contribution. “Aggregate Employee Cash Payout Escrow Contribution” shall mean 0.015 times the Aggregate Escrow Amount.

Aggregate Employee Payout. “Aggregate Employee Payout” shall mean (1) 0.075 times (2) the Aggregate Merger Consideration minus the Outstanding Liabilities Amount minus the Aggregate Company Transaction Expenses plus the Total Assets Adjustment Amount.

Aggregate Employee Stock Payout. “Aggregate Employee Stock Payout” shall mean (1) 0.80 times the Aggregate Employee Payout divided by (2) the Share Price. No fractional shares of Parent Common Stock shall be issued in connection with the Aggregate Employee Stock Payout. Parent shall be permitted to “round up” and “round down” to the nearest whole number in order in order to avoid issuing any fractional shares.

Aggregate Employee Stock Payout Escrow Contribution. “Aggregate Employee Stock Payout Escrow Contribution” shall mean (A) 0.06 times the Aggregate Escrow Amount divided by (B) the Share Price. No fractional shares of Parent Common Stock shall be issued in connection with the Aggregate Employee Stock Payout Escrow Contribution. Parent shall be permitted to “round up” and “round down” to the nearest whole number in order in order to avoid issuing any fractional shares.

2.

Aggregate Escrow Amount. “Aggregate Escrow Amount” shall mean $1,500,000.

Aggregate Merger Consideration. “Aggregate Merger Consideration” shall mean $12,000,000 which shall be comprised of $2,500,000 in cash (the “Cash Consideration”) and the remainder in shares of Parent Common Stock valued at the Share Price.

Aggregate Stockholder Escrow Cash Contribution. “Aggregate Stockholder Escrow Cash Contribution” shall mean $2,500,000 minus (1) the sum of the Outstanding Liabilities Amount plus the Aggregate Company Transaction Expenses, minus (2) the Aggregate Employee Cash Payout.

Aggregate Stockholder Escrow Stock Contribution. “Aggregate Stockholder Escrow Stock Contribution” shall mean (A) the Aggregate Escrow Amount times the Share Price, minus (1) the Aggregate Employee Cash Payout Escrow Contribution, minus (2) the Aggregate Employee Stock Payout Escrow Contribution times the Share Price, minus (3) Aggregate Stockholder Escrow Cash Contribution, divided by (B) the Share Price. Parent shall be permitted to “round up” and “round down” to the nearest whole number in order in order to avoid issuing any fractional shares.

Agreed Portion. “Agreed Portion” shall have the meaning set forth in Section 9.6(b) of the Agreement.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

Antitrust Laws. “Antitrust Laws” shall have the meaning set forth in Section 5.4(a) of the Agreement.

Asserted Damages Amount. “Asserted Damages Amount” shall have the meaning set forth in Section 9.6(a) of the Agreement.

BVI Subsidiary. “BVI Subsidiary” shall have the meaning set forth in the introductory paragraph of the Agreement.

BVI Subsidiary Stock. “BVI Subsidiary Common Stock” shall have the meaning set forth in Section 2.3(b) of the Agreement.

Cash Consideration. “Cash Consideration” shall have the meaning set forth in the definition of Aggregate Merger Consideration.

Certificate of Merger. “Certificate of Merger” shall have the meaning set forth in Section 1.3 of the Agreement.

3.

Closing. “Closing” shall have the meaning set forth in Section 1.3 of the Agreement.

Closing Company Share Number. “Closing Company Share Number” shall be equal to the aggregate number of shares of Company Series F1 Preferred Stock outstanding as of immediately prior to the Effective Time (including any Company Series F1 Preferred Stock issued or deemed to be issued immediately prior to the Closing in connection with the Agreement For The Provision Of A Loan Facility Of Up To US$ 2,000,000, dated March 15, 2005, by and between European Venture II Leveraged Venture Leasing Company Limited and Cloverleaf Communications (Israel) Ltd., as amended).

Closing Consideration. “Closing Consideration” shall be equal to: the Aggregate Merger Consideration minus (1) the Outstanding Liabilities Amount, minus (2) the Acquired Company Transaction Expense Amount, plus (3) the Total Assets Adjustment Amount.

Closing Stockholder Cash Consideration. If $2,500,000 minus (1) Acquired Company Transaction Expenses, minus (2) Outstanding Liabilities, minus (3) Aggregate Employee Cash Payout, is greater than zero, the “Closing Stockholder Cash Consideration” shall equal $2,500,000 minus (1) Acquired Company Transaction Expenses, minus (2) Outstanding Liabilities, minus (3) Aggregate Employee Cash Payout. If $2,500,000 minus (1) Acquired Company Transaction Expenses, minus (2) Outstanding Liabilities, minus (3) Aggregate Employee Cash Payout, is less than or equal to zero, the “Closing Stockholder Cash Consideration” shall equal zero.

Closing Stockholder Consideration. “Closing Stockholder Consideration” shall be equal to the Closing Consideration minus the Aggregate Employee Payout.

Closing Stockholder Stock Consideration. “Closing Stockholder Stock Consideration” shall mean (A) the Closing Stockholder Consideration, minus (1) the Aggregate Stockholder Escrow Stock Contribution times the Share Price, minus (2) the Aggregate Stockholder Escrow Cash Contribution times the Share Price, minus (3) the Closing Stockholder Cash Consideration, divided by (B) the Share Price.

Closing Date. “Closing Date” shall have the meaning set forth in Section 1.3 of the Agreement.

Closing Payment Schedule. “Closing Payment Schedule” shall have the meaning set forth in Section 6.6(n) of the Agreement.

Company Proposed December 31 Balance Sheet. “Company Proposed December 31 Balance Sheet” shall have the meaning set forth in Section 1.14(a).

Company Proposed December 31 Schedule. “Company Proposed December 31 Schedule” shall have the meaning set forth in Section 1.14(a).

Company Proposed Total Assets Adjustment Amount. “Company Proposed Total Assets Adjustment Amount” shall have the meaning set forth in Section 1.14(a).

COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

4.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Company. “Company” shall have the meaning set forth in the introductory paragraph of the Agreement.

Company Affiliate. “Company Affiliate” shall mean any Person under common control with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

Company Capital Stock. “Company Capital Stock” shall mean the Company Common Stock, the Company Series A1 Preferred Stock, the Company Series B1 Preferred Stock, the Company Series C Preferred Stock, the Company Series C1 Preferred Stock, the Company Series D Preferred Stock, the Company Series E Preferred Stock, the Company Series F Preferred Stock and the Company Series F1 Preferred Stock.

Company Capital Stock Right. “Company Capital Stock Right” shall have the meaning set forth in Section 2.3(c) of the Agreement.

Company Closing Certificate. “Company Closing Certificate” shall have the meaning set forth in Section 6.6(d) of the Agreement.

Company Common Stock. “Company Common Stock” shall have the meaning set forth in Section 2.3(a) of the Agreement.

Company Counsel. “Company Counsel” shall mean Nixon Peabody LLP, Amit, Pollak, Matalon & Co. Advocates and Notary and any other legal counsel that has provided services to or on behalf of any of the Acquired Companies in connection with the transactions contemplated by the Agreement.

Company Databases. “Company Databases” shall have the meaning set forth in Section 2.9(u) of the Agreement.

Company Employee. “Company Employee” shall mean any current or former employee, independent contractor or director of the Company or any Company Affiliate.

Company Employee Agreement. “Company Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between the Company or any Company Affiliate and any Company Employee.

Company Employee Plan. “Company Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by the Company or any Company Affiliate for the benefit of any Company Employee, or with respect to which the Company or any Company Affiliate has or may have any liability or obligation, except such definition shall not include any Company Employee Agreement.

5.

Company Financial Statements. “Company Financial Statements” shall have the meaning set forth in Section 2.4(a) of the Agreement.

Company IP. “Company IP” shall mean (a) all Intellectual Property Rights in or pertaining to the Acquired Company Products or methods or processes used to manufacture the Acquired Company Products, and (b) all other Intellectual Property Rights owned by or exclusively licensed to the Company.

Company IP Contract. “Company IP Contract” shall mean any Contract to which the Company is a party or by which the Company is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with, or for the Company.

Company Option Plans. “Company Option Plans” shall mean the 2001 Stock Option Plan, 2003 Stock Option Plan, 2005 Global Share Option Plan and 2009 Stock Option Plan.

Company Options. “Company Options” shall mean options to purchase shares of Company Common Stock and Company Preferred Stock, as applicable.

Company Pension Plan. “Company Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

Company Privacy Policy. “Company Privacy Policy” shall mean each external or internal, past or present privacy policy of the Company, including any policy relating to (i) the privacy of users of the Acquired Company Products or of any Company Website, (ii) the collection, storage, disclosure, and transfer of any User Data or Personal Data, and (iii) any employee information.

Company Preferred Stock. “Company Preferred Stock” shall mean the Company Series A1 Preferred Stock, the Company Series B1 Preferred Stock, the Company Series C Preferred Stock, the Company Series C1 Preferred Stock, the Company Series D Preferred Stock, the Company Series D1 Preferred Stock, the Company Series E Preferred Stock, the Company Series F Preferred Stock and the Company Series F1 Preferred Stock.

Company Series A1 Preferred Stock. “Company Series A1 Preferred Stock” shall mean the Series A1 Convertible Preferred Stock as described in Section 2.3 of this Agreement.

Company Series B1 Preferred Stock. “Company Series B1 Preferred Stock” shall mean the Series B1 Convertible Preferred Stock as described in Section 2.3 of this Agreement.

Company Series C Preferred Stock. “Company Series C Preferred Stock” shall mean the Series C Convertible Preferred Stock as described in Section 2.3 of this Agreement.

Company Series C1 Preferred Stock. “Company Series C1 Preferred Stock” shall mean the Series C1 Convertible Preferred Stock as described in Section 2.3 of this Agreement.

6.

Company Series D Preferred Stock. “Company Series D Preferred Stock” shall mean the Series D Convertible Preferred Stock as described in Section 2.3 of this Agreement.

Company Series D1 Preferred Stock. “Company Series D1 Preferred Stock” shall mean the Series D1 Convertible Preferred Stock as described in Section 2.3 of this Agreement.

Company Series E Preferred Stock. “Company Series E Preferred Stock” shall mean the Series E Convertible Preferred Stock as described in Section 2.3 of this Agreement.

Company Series F Preferred Stock. “Company Series F Preferred Stock” shall mean the Series F Convertible Preferred Stock as described in Section 2.3 of this Agreement.

Company Series F1 Preferred Stock. “Company Series F1 Preferred Stock” shall mean the Series F1 Convertible Preferred Stock as described in Section 2.3 of this Agreement.

Company Software. “Company Software” shall have the meaning set forth in Section 2.9(o) of the Agreement.

Company Stock Certificate. “Company Stock Certificate” shall have the meaning set forth in Section 1.7 of the Agreement.

Company Stockholder. “Company Stockholder” shall mean a holder of the Company Capital Stock.

Company Warrants. “Company Warrants” shall mean warrants to purchase shares of Series C Convertible Preferred Stock, Series C1 Convertible Preferred Stock, Series D Convertible Preferred Stock and Series D1 Convertible Preferred Stock.

Company Website. “Company Website” shall mean any public or private website owned, maintained, or operated at any time by or on behalf of the Company.

Companies Registrar. “Companies Registrar” shall mean the Registrar of Companies of the State of Israel.

Confidentiality Agreement. “Confidentiality Agreement” shall mean the Confidentiality Agreement between Parent and the Company, dated July 2009, as amended.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Continuing Employees. “Continuing Employees” shall mean any Company Employee whose employment is not terminated by the Acquiring Companies or Parent in connection with the Merger and the transactions contemplated by the Agreement.

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Damages. “Damages” shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of

7.

investigation) or expense of any nature but shall exclude any consequential, special, or indirect damages, lost profits, interest, exemplary or punitive damages in connection therewith (except for those payable to a third party). Damages shall be calculated without giving effect to any “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in the relevant representation or warranty.

DGCL. “DGCL” shall mean the Delaware General Corporation Law.

Disclosure Schedule. “Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company and the Designated Stockholders.

Dissenting Shares. “Dissenting Shares” shall have the meaning set forth in Section 1.9(a) of the Agreement.

Dissenting Shares Allocable Amount. “Dissenting Shares Allocable Amount” shall be equal to the aggregate amount of consideration that would be payable to the holders of Dissenting Shares pursuant to Section 1.5 if such shares were not Dissenting Shares.

Dissenting Stockholder. “Dissenting Stockholder” shall have the meaning set forth in Section 1.9(a).

DOL. “DOL” means the United States Department of Labor.

Effective Time. “Effective Time” shall have the meaning set forth in Section 1.3 of the Agreement.

Eligible Company Securities. “Eligible Company Securities” shall mean the Company Capital Stock that are entitled to payment pursuant to Section 1.5 of the Agreement.

Eligible Company Securities Documents. “Eligible Company Securities Documents” shall have the meaning set forth in Section 1.8(b) of the Agreement.

Employee Payout Recipients. “Employee Payout Recipients” shall have the meaning set forth in Section 4.12.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

8.

Environmental Law. “Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Escrow Agent. “Escrow Agent” shall mean U.S. Bank National Association, a national banking association duly organized and existing under the laws of the United States of America, with its principal offices in Los Angeles, California.

Escrow Agreement. “Escrow Agreement” shall mean the Escrow Agreement dated as of even date herewith, by and among Parent, Stockholders’ Representative and the Escrow Agent in the form attached hereto as Exhibit E.

Escrow Cash. “Escrow Cash” shall mean the Aggregate Employee Cash Payout Escrow Contribution plus the Aggregate Stockholder Escrow Cash Contribution.

Escrow Fund. “Escrow Fund” shall have the meaning set forth in Section 1.11(a) of the Agreement.

Escrow Stock. “Escrow Stock” shall mean the Aggregate Employee Stock Payout Escrow Contribution plus the Aggregate Stockholder Escrow Stock Contribution.

Excess Payments. “Excess Payments” shall have the meaning set forth in Section 1.9(d) of the Agreement.

Exchange Act. “Exchange Act” shall mean the Exchange Act of 1934, as amended.

Export Approvals. “Export Approvals” shall have the meaning set forth in Section 2.12(c)(i) of the Agreement.

Final December 31 Balance Sheet. “Final December 31 Balance Sheet” shall have the meaning set forth in Section 1.14(b).

Final December 31 Schedule. “Final December 31 Schedule” shall have the meaning set forth in Section 1.14(b).

Final Total Assets Adjustment Amount. “Final Total Assets Adjustment Amount” shall have the meaning set forth in Section 1.14(b).

FMLA. “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

Foreign Plan. “Foreign Plan” shall mean: (i) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body other than the United States; (ii) any Company Employee Plan maintained or contributed to by the Company or any Company Affiliate that is not subject to United States law; and (iii) any Company Employee Plan that covers or has covered Company Employees whose services are performed primarily outside of the United States.

9.

GAAP. “GAAP” shall mean United States generally accepted accounting principles.

Grants. “Grants” shall have the meaning set forth in Section 2.13(b) of the Agreement.

Government Bid. “Government Bid” shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

Government Contract. “Government Contract” shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

HIPAA. “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

Holdback Amount. “Holdback Amount” shall have the meaning set forth in Section 9.9 of this Agreement.

IITO. “IITO” shall have the meaning set forth in Section 1.8(c) of the Agreement.

Indebtedness. “Indebtedness” means (i) all mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness which is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under conditional sale or other title retention agreements relating to property purchased, (iv) capital lease or sale-leaseback obligations, (v) all liabilities secured by any Encumbrance on any property, and (vi) any guarantee or assumption of any of the foregoing in clauses (i) through (v), or guaranty of minimum equity, capital, net worth, profitability or income or any make-whole or similar obligation with respect to itself, its subsidiaries or affiliates, or a third party.

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Indemnification Demand. “Indemnification Demand” shall have the meaning set forth in Section 9.6(a) of the Agreement.

Indemnitees. “Indemnitees” shall mean the following Persons: (a) Parent; (b) Parent’s current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above.

Indemnitors. “Indemnitors” shall have the meaning set forth in Section 9.2(a) of the Agreement.

Information Statement. “Information Statement” shall have the meaning set forth in Section 5.2(a) of the Agreement.

Intellectual Property. “Intellectual Property” shall mean and include all algorithms, application programming interfaces , circuit designs and assemblies, databases and data collections, diagrams, formulae, gate arrays, IP cores, inventions (whether or not patentable), trade-secrets, know-how and related technology, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, net lists, photomasks, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, test results, test vectors, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals and summaries).

Intellectual Property Rights. “Intellectual Property Rights” shall mean and include all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

Investment Center. “Investment Center” shall have the meaning set forth in Section 2.13(b) of the Agreement.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Israeli Code. “Israeli Code” shall mean means the Israeli Income Tax Ordinance (New Version) - 1961 and the rules promulgated in connection therewith, as amended.

Israeli Option Tax Pre-Ruling. “Israeli Option Tax Pre- Ruling” shall have the meaning set forth in Section 5.3(b) of the Agreement.

Israeli Optionee Trustee. “Israeli Optionee Trustee” shall mean ESOP Ltd.

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Israeli Subsidiary. “Israeli Subsidiary” shall have the meaning set forth in the introductory paragraph of the Agreement.

Israeli Subsidiary Stock. “Israel Subsidiary Common Stock” shall have the meaning set forth in Section 2.3(b) of the Agreement.

Israeli Tax Rulings. “Israeli Tax Rulings” shall have the meaning set forth in Section 5.3(b) of the Agreement.

Israeli Withholding Tax Ruling. “Israeli Withholding Tax Ruling” shall have the meaning set forth in Section 5.3(b) of the Agreement.

ITA. “ITA” shall have the meaning set forth in Section 1.9 of the Agreement.

Key Employee. “Key Employee” shall have the meaning set forth in Recital D in this Agreement.

Key Stockholder. “Key Stockholder” shall have the meaning set forth in Recital C in the Agreement.

Knowledge. “Knowledge” shall mean, with respect to any fact, circumstance, event or other matter in question, the actual Knowledge of such fact, circumstance, event or other matter after reasonable inquiry of (A) an individual, if used in reference to an individual or (B) with respect to any Acquired Company, Richard Bauer, Joseph Klein, Yossi Haas and Elic Yavor (the individuals specified in clause (B) are collectively referred to herein as the “Entity Representatives”) (it being understood that “reasonable inquiry” by any individual or Entity Representative shall be deemed to mean obtaining actual Knowledge of the following: (i) each fact, circumstance, event or other matter that is reflected in one or more documents (whether written or electronic, including electronic mails sent to or by such individual or Entity Representative) in, or that have been in, the possession of such individual or Entity Representative, including his or her personal files, (ii) each fact, circumstance, event or other matter that is reflected in one or more documents (whether written or electronic) contained in books and records of such Person that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual or Entity Representative in the customary performance of such duties and responsibilities, and (iii) the Knowledge that could be obtained from reasonable inquiry of the persons employed by such Person charged with administrative or operational responsibility for such matters for such Person).

Kreos Acknowledgements. “Kreos Acknowledgements” shall have the meaning set forth in Section 4.6 of the Agreement.

Lease Agreements. “Lease Agreements” shall have the meaning set forth in Section 2.8 of the Agreement.

Leased Real Property. “Leased Real Property” shall have the meaning set forth in Section 2.8 of the Agreement.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

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Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Letter of Transmittal. “Letter of Transmittal” shall have the meaning set forth in Section 1.8(b) of the Agreement.

Liability. “Liability” shall mean any liability or obligation of whatever kind of nature (whether known of unknown, whether asserted or unasserted, whether absolute or contingent, whether assured or unassured, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

Material Adverse Effect. A violation or other matter will be deemed to have a “Material Adverse Effect” on the Acquired Companies if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in the Company Closing Certificate but for the presence of “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the Acquired Companies’ business, condition, assets, intellectual property, liabilities, operations, financial performance, taken as a whole; provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been or would be, a Material Adverse Effect: (i) any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) resulting from general business, economic, financial or market conditions worldwide or in any particular region to the extent such Effect does not disproportionately affect such entity; (ii) any Effect resulting from conditions generally affecting the industry in which such party operates to the extent such Effect does not disproportionately affect such entity; (iii) any Effect resulting from changes in applicable accounting requirements or principles.

Material Contracts. “Material Contracts” shall have the meaning set forth in Section 2.10(a) of the Agreement.

Merger. “Merger” shall have the meaning set forth in Recital A of the Agreement.

Merger Sub. “Merger Sub” shall have the meaning set forth in the introductory paragraph to the Agreement.

OCS. “OCS” shall have the meaning set forth in Section 2.13(b) of the Agreement.

Open Source Code. “Open Source Code” shall mean any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

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Outstanding Liabilities. “Outstanding Liabilities” shall mean all Indebtedness and liabilities of the Acquired Companies for borrowed money, all severance obligations as a result of unfunded severance payment obligations under Israeli law and all royalties owed to the OCS with respect to sales made prior to Closing.

Outstanding Liabilities Amount. “Outstanding Liabilities Amount” shall mean the aggregate amount necessary to discharge in full the Outstanding Liabilities as of the Closing Date.

Parent. “Parent” shall have the meaning set forth in the introductory paragraph to the Agreement.

Parent Common Stock. “Parent Common Stock” means Parent’s common stock, par value $0.001 per share.

Parent SEC Documents. “Parent SEC Documents” shall have the meaning set forth in Section 3.6 of the Agreement.

Payment Agent. “Payment Agent” shall have the meaning set forth in Section 1.8(a) of the Agreement.

Payment Fund. “Payment Fund” shall have the meaning set forth in Section 1.8(a) of the Agreement.

Permitted Encumbrances. “Permitted Encumbrances” shall mean Encumbrances securing Permitted Indebtedness.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Personal Data. “Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

Pre-Closing Period. “Pre-Closing Period” shall have the meaning set forth in Section 4.1 of the Agreement.

Privacy Agreements. “Privacy Agreements” shall mean agreements pursuant to which employees, including subcontractors, to whom the Acquired Companies provide Persons’ Personal Data, agree to implement reasonable and appropriate safeguards governing the collection, use and disclosure of such Persons’ Personal Data in accordance with Privacy Laws.

Privacy Laws. “Privacy Laws” shall have the meaning set forth in Section 2.9(v) of the Agreement.

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Related Party. “Related Party” shall have the meaning set forth in Section 2.18 of the Agreement.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

Required Stockholder Approval. “Required Stockholder Approval” shall have the meaning set forth in Section 2.22 of the Agreement.

Response. “Response” shall have the meaning set forth in Section 9.6(b) of the Agreement.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Share Price. “Share Price” shall mean $1.851.

Specified Representations. “Specified Representations” shall have the meaning set forth in Section 9.1(b) of the Agreement.

Stockholders’ Representative. “Stockholders’ Representative” shall have the meaning set forth in Section 10.1(a) of the Agreement.

Surviving Corporation. “Surviving Corporation” shall have the meaning set forth in Section 1.1 of the Agreement.

Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Third Party Privacy Agreement. “Third Party Privacy Agreements” shall mean agreements governing the collection, use and disclosure of Personal Data with third parties (including, without limitation, benefit providers, insurance providers, financial institutions, customer resource information outsourcers, human resource information outsourcers, information technology outsourcers, payroll providers, and corporate affiliates) in accordance with Privacy Laws.

15.

Total Assets. “Total Assets” means the sum (on a consolidated basis) of the Company’s total assets as of December 31, 2009 calculated in accordance with GAAP.

Total Assets Adjustment Amount. “Total Assets Adjustment Amount” shall mean Total Assets minus Total Liabilities.

Total Liabilities. “Total Liabilities” means the sum (on a consolidated basis) of the Company’s total liabilities as of December 31, 2009 calculated in accordance with GAAP; provided, that, Total Liabilities shall not include Outstanding Liabilities.

Unaudited Interim Balance Sheet. “Unaudited Interim Balance Sheet” shall have the meaning set forth in Section 2.4(a)(ii) the Agreement.

User Data. “User Data” shall mean any Personal Data or other data or information collected by or on behalf of the Company from users of the Acquired Company Products or of any Company Website.

Value. “Value” of Parent Common Stock delivered in satisfaction of an indemnity claim shall be equal to the Share Price.

WARN Act. “WARN Act” shall mean the Worker Adjustment and Retraining Notification Act, as the same may from time to time be amended or modified.

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